Exhibit 2.1
Execution Version
AGREEMENT AND PLAN OF MERGER
by and among
SEMICONDUCTOR HOLDING CORPORATION
ECHO MERGERCO, INC.
ESS TECHNOLOGY, INC.
and
ECHO TECHNOLOGY (DELAWARE), INC.
Dated as of February 21, 2008

i

EXHIBITS AND SCHEDULES

Exhibit A	Certificate of Incorporation of Delaware Merger Sub
Exhibit B	Bylaws of Delaware Merger Sub
Exhibit C	Amended and Restated Certificate of Incorporation of Surviving Corporation
Exhibit D	Amended and Restated Bylaws of Surviving Corporation
Exhibit E	Form of Limited Guarantee

Company Disclosure Schedule

AGREEMENT AND PLAN OF MERGER
          THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated February 21, 2008, is entered into by and among Semiconductor Holding Corporation, a Delaware corporation and wholly owned subsidiary of Imperium Master Fund, Ltd. (“Parent”), Echo Mergerco, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), ESS Technology, Inc., a California corporation (the “Company”) and Echo Technology (Delaware), Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Delaware Merger Sub”).
          WHEREAS, the respective Boards of Directors of Parent, Merger Sub, the Company and Delaware Merger Sub deem it advisable and in the best interests of their respective stockholders, shareholders and corporations for Parent, Merger Sub, the Company and Delaware Merger Sub to engage in a business combination transaction;
          WHEREAS, the Company and Delaware Merger Sub intend to effect a merger of the Company with and into Delaware Merger Sub (the “Reincorporation Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the California Corporations Code (the “CCC”) and the Delaware General Corporation Law (the “DGCL”). Upon consummation of the Reincorporation Merger, the Company will cease to exist, and Delaware Merger Sub will continue as the surviving corporation in the Reincorporation Merger (such surviving corporation, “ESS Delaware”);
          WHEREAS, as soon as practicable following the Reincorporation Merger, Parent, Merger Sub, and ESS Delaware intend to effect a merger of Merger Sub with and into ESS Delaware (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and ESS Delaware will continue as a wholly owned subsidiary of Parent; and
          WHEREAS, the Merger and this Agreement have, on the terms and subject to the conditions set forth herein, been approved by the respective Boards of Directors of Parent, Merger Sub, the Company and Delaware Merger Sub;
          NOW, THEREFORE, intending to be legally bound, the parties to this Agreement hereby agree as follows:
ARTICLE I
THE REINCORPORATION MERGER
     Section 1.1 The Reincorporation Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time of the Reincorporation Merger, the Company shall be merged with and into Delaware Merger Sub, the separate existence of the Company shall cease, and Delaware Merger Sub will continue as ESS Delaware, the surviving corporation in the Reincorporation Merger.

     Section 1.2 Effect of the Reincorporation Merger. The Reincorporation Merger shall have the effects set forth in this Agreement and in the applicable provisions of the CCC and the DGCL (including as more fully set forth in and Section 1107 of the CCC and Section 259 of the DGCL), and following the Reincorporation Merger, ESS Delaware, as the surviving corporation, (i) shall possess all of the Company’s and Delaware Merger Sub’s assets, rights, powers and property as constituted immediately prior to the Effective Time of the Reincorporation Merger, (ii) shall continue to be subject to all of the Company’s and Delaware Merger Sub’s debts, liabilities and obligations as constituted immediately prior to the Effective Time of the Reincorporation Merger and (iii) shall be subject to all actions previously taken by the Board of Directors of the Company and Delaware Merger Sub prior to the Effective Time of the Reincorporation Merger.
     Section 1.3 Reincorporation Closing. The consummation of the Reincorporation Merger (the “Reincorporation Closing”) shall take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California at 8:00 a.m. local time on a date to be specified by the parties, which shall be no later than the fifth business day after the satisfaction or waiver of the last of the conditions set forth in Article IX to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Reincorporation Closing), but subject to the satisfaction or waiver of such conditions, or at such other time, date and location as the parties hereto agree in writing. The date on which the Reincorporation Closing actually takes place is referred to in this Agreement as the “Reincorporation Closing Date.”
     Section 1.4 Effective Time of the Reincorporation Merger. Contemporaneous with or as promptly as practicable after the Reincorporation Closing, the parties shall cause the Reincorporation Merger to be consummated by filing with (i) the Secretary of State of the State of Delaware a certificate of merger executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to consummate the Reincorporation Merger and (ii) the Secretary of State of the State of California an officer’s certificate executed in accordance with the relevant provisions of the CCC, and such filings or recordings as are required under the CCC in order to consummate the Reincorporation Merger. The Reincorporation Merger shall become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (the “Effective Time of the Reincorporation Merger”).
     Section 1.5 Certificate of Incorporation and Bylaws of ESS Delaware. Unless otherwise determined by Parent and the Company prior to the Effective Time of the Reincorporation Merger:
          (a) the certificate of incorporation of Delaware Merger Sub immediately prior to the Effective Time of the Reincorporation Merger (and a copy of the certificate of incorporation of Delaware Merger Sub as of the date of this Agreement is attached hereto as Exhibit A) shall be the certificate of incorporation of ESS Delaware, except that the name of ESS Delaware as set forth in Article I thereof shall be amended to “ESS Technology, Inc.”; and
          (b) the bylaws of Delaware Merger Sub as of the Effective Time of the Reincorporation Merger shall be the bylaws of ESS Delaware (and a copy of the bylaws of Delaware Merger Sub as of the date of this Agreement is attached hereto as Exhibit B).

     Section 1.6 Directors and Officers of ESS Delaware. Subject to Section 8.15, the directors of the Company immediately prior to the Effective Time of the Reincorporation Merger shall be the directors of ESS Delaware, each to hold office in accordance with the certificate of incorporation and bylaws of ESS Delaware. The officers of the Company immediately prior to the Effective Time of the Reincorporation Merger shall be the officers of the ESS Delaware, each to hold office until the earlier of his or her resignation or removal.
ARTICLE II
CONVERSION OF SECURITIES
     Section 2.1 Conversion of Capital Stock. At the Effective Time of the Reincorporation Merger, by virtue of the Reincorporation Merger and without any further action on the part of Parent, Merger Sub, the Company, Delaware Merger Sub or any holder of any capital stock of any of the Company, Delaware Merger Sub, Parent or Merger Sub:
          (a) Company Common Stock. Each Company Share shall be converted into and become one fully paid and nonassessable share of ESS Delaware Common Stock.
          (b) Cancellation of Delaware Merger Sub Common Stock. Each issued and outstanding share of common stock of Delaware Merger Sub, par value $0.0001 per share, shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
          (c) Transfer Books; Suspension of NASDAQ Trading. Each of the Company and Delaware Merger Sub shall, to the extent reasonably practicable and subject to Sections 7.2, 8.13 and 8.14 hereof and compliance with all applicable laws and rules and regulations of NASDAQ, use their commercially reasonable efforts to cause trading in shares of ESS Delaware Common Stock on NASDAQ (subsequent to any listing thereof in accordance with Section 8.14) to be suspended immediately following the Effective Time of the Reincorporation Merger and to close the stock transfer books of ESS Delaware immediately following the Effective Time of the Reincorporation Merger so that thereafter there shall be no further registration of transfers of ESS Delaware Shares on the records of ESS Delaware.
     Section 2.2 Treatment of Company Options and Other Equity Awards. At the Effective Time of the Reincorporation Merger, each option to purchase Common Stock granted pursuant to the Company Stock Plans (“Company Options”), by virtue of the Reincorporation Merger and without any further action on the part of any holder of any outstanding Company Option, that is outstanding immediately prior to the Effective Time of the Reincorporation Merger, whether vested or unvested, or exercisable or unexercisable, shall be deemed automatically converted into one option to purchase, on the same terms and conditions as were applicable under such Company Option at the Effective Time of the Reincorporation Merger (including, without limitation, the exercise price per share and the vesting schedule for such Company Option), such number of shares of ESS Delaware Common Stock as is equal to the number of shares of Common Stock that were subject thereto immediately prior to the Effective Time of the Reincorporation Merger (each, an “ESS Delaware Option”). A number of shares of ESS Delaware’s Common Stock shall be reserved for issuance upon the exercise of options, warrants or rights equal to the number of shares of Common Stock so reserved immediately prior to the Effective Time of the Reincorporation Merger.
     Section 2.3 Treatment of Employee Stock Purchase Plan. Each outstanding purchase right (each, a “Purchase Right”) under the Company’s 1995 Employee Stock Purchase Plan (the “ESPP”) shall be treated as set forth in Section 8.11.
ARTICLE III
THE MERGER
     Section 3.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time of the Merger, Merger Sub shall be merged with and into ESS Delaware, the separate existence of Merger Sub shall cease, and ESS Delaware will continue as the surviving corporation in the Merger (the “Surviving Corporation”).
     Section 3.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.
     Section 3.3 Closing. The consummation of the Merger (the “Closing”) shall take place as promptly as practicable following the Reincorporation Closing, which shall be no later than the second business day after the satisfaction or waiver of the last of the conditions set forth in Article X to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), but subject to the satisfaction or waiver of such conditions, or at such other time, date and location as Parent and ESS Delaware agree in writing. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”
     Section 3.4 Effective Time of the Merger. Contemporaneously with or as promptly as practicable after the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to consummate the Merger. The Merger shall become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (the “Effective Time of the Merger”).
     Section 3.5 Certificate of Incorporation and Bylaws. Unless otherwise determined by Parent and ESS Delaware prior to the Effective Time of the Merger:
          (a) the certificate of incorporation of the Surviving Corporation as of the Effective Time of the Merger shall be the certificate of incorporation of ESS Delaware immediately prior to the Effective Time of the Merger, provided that, at the Effective Time of the Merger, the certificate of incorporation of the Surviving Corporation shall be amended to read in its entirety as set forth on Exhibit C hereto; and
          (b) the bylaws of the Surviving Corporation as of the Effective Time of the Merger shall be the bylaws of ESS Delaware immediately prior to the Effective Time of the Merger, provided that, at the Effective Time of the Merger, the bylaws of the Surviving Corporation shall be amended to read in their entirety as set forth on Exhibit D hereto.

     Section 3.6 Directors and Officers. The directors of the ESS Delaware immediately prior to the Effective Time of the Merger shall submit their resignations to be effective as of the Effective Time of the Merger. Immediately after the Effective Time of the Merger, Parent shall take the necessary actions to cause the directors of Merger Sub immediately prior to the Effective Time of the Merger to be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of ESS Delaware immediately prior to the Effective Time of the Merger shall be the officers of the Surviving Corporation, each to hold office until the earlier of his or her resignation or removal.
ARTICLE IV
CONVERSION OF SECURITIES
     Section 4.1 Conversion of ESS Delaware Capital Stock. At the Effective Time of the Merger, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, ESS Delaware or any holder of any capital stock of any of ESS Delaware, Parent or Merger Sub:
          (a) Conversion of ESS Delaware Common Stock. Each ESS Delaware Share, except for Exception Shares, shall be converted into the right to receive $1.64, payable to the holder thereof in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such ESS Delaware Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist. Except with respect to Exception Shares, each holder of a certificate representing any such ESS Delaware Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 4.2, without interest thereon.
          (b) Merger Sub Common Stock. Each issued and outstanding share of common stock of Merger Sub, par value $0.0001 per share, shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.
          (c) Cancellation of Certain ESS Delaware Shares. Each share of ESS Delaware Common Stock owned by Parent, Merger Sub or any of their respective wholly owned subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each share of ESS Delaware Common Stock held by ESS Delaware or any Subsidiary of ESS Delaware (or held in the treasury of ESS Delaware) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each Dissenting Share shall be treated as provided in Section 4.3.
          (d) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock or ESS Delaware Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock or ESS

Delaware Common Stock occurring on or after the date hereof and prior to the Effective Time of the Reincorporation Merger or the Effective Time of the Merger, as applicable.
     Section 4.2 Payment and Exchange of Certificates.
          (a) Paying Agent. Parent or Merger Sub shall designate a bank or trust company to act as the payment agent in connection with the Merger (the “Paying Agent”). At the Effective Time of the Merger, Parent or Merger Sub shall cause to be deposited with the Paying Agent the aggregate Merger Consideration. Such funds shall be invested by the Paying Agent as directed by Parent, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the ESS Delaware Shares entitled thereto. Earnings from such investments shall be the sole and exclusive property of Parent, and no part of such earnings shall accrue to the benefit of holders of ESS Delaware Shares.
          (b) Exchange Procedures. Promptly after the Effective Time of the Merger, the Paying Agent shall mail to each holder of record as of the Effective Time of the Merger of a certificate or certificates which immediately prior to the Effective Time represented outstanding ESS Delaware Shares (each such certificate, a “Certificate”) and whose ESS Delaware Shares were converted pursuant to Section 4.1(a) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation in accordance with the instructions set forth in the letter of transmittal to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each ESS Delaware Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered and shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not required to be paid. As of the Effective Time of the Merger, and until surrendered as contemplated by this Section 4.2, each Certificate (except with respect to those ESS Delaware Shares represented thereby that are Exception Shares) shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 4.2, without interest thereon.
          (c) Transfer Books; No Further Ownership Rights in ESS Delaware Capital Stock. At the Effective Time of the Merger, the stock transfer books of ESS Delaware shall be closed and thereafter there shall be no further registration of transfers of ESS Delaware Shares on the records of ESS Delaware. From and after the Effective Time of the Merger, the holders of Certificates outstanding immediately prior to the Effective Time of the Merger shall cease to have any rights with respect to such ESS Delaware Shares except as otherwise provided for herein, including, without limitation, Section 4.3 hereof, or by applicable law. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article IV.
          (d) Termination of Fund; No Liability. At any time following six months after the Effective Time of the Merger, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
          (e) Withholding Rights. Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of ESS Delaware Shares such amounts that Parent, Merger Sub, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), the rules and regulations promulgated thereunder or any provision of applicable state, local or foreign law. To the extent that amounts are so withheld by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Paying Agent.
          (f) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 4.1 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
     Section 4.3 Dissenting Shares.
          (a) Notwithstanding anything in this Agreement to the contrary, if any stockholder of ESS Delaware Common Stock (each, a “Dissenting Stockholder”) shall demand to be paid the “fair value” of its shares of ESS Delaware Common Stock (“Dissenting Share”), as provided in Section 262(d)(2) of the DGCL, such Dissenting Shares shall not be converted into or exchangeable for the right to receive the Merger Consideration (except as provided in this Section 4.3) and shall entitle such Dissenting Stockholder only to be paid the “fair value” of such Dissenting Shares, in accordance with Section 262 of the DGCL, unless and until such

Dissenting Stockholder (a) withdraws (in accordance with Section 262(k) of the DGCL) or (b) effectively loses the right to dissent and receive the “fair value” of such Dissenting Shares under Section 262 of the DGCL. ESS Delaware shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment of “fair value” of Dissenting Shares prior to the Effective Time of the Merger. ESS Delaware shall give Parent prompt notice of any written demand by a Dissenting Stockholder to be paid the “fair value” of its Dissenting Shares received by ESS Delaware prior to the Effective Time of the Merger, any attempted withdrawals of such demands and any other instruments received by ESS Delaware relating to stockholders’ rights of appraisal, and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demand or instrument. If any Dissenting Stockholder shall have effectively withdrawn (in accordance with Section 262(k) of the DGCL) or otherwise lost its right to dissent and receive the “fair value” of its Dissenting Shares, then as of the later of the Effective Time of the Merger or the occurrence of such event, the Dissenting Shares held by such Dissenting Stockholder shall be cancelled and converted into and represent solely the right to receive (upon the surrender of the Certificate representing such share) the Merger Consideration, without interest thereon, in accordance with Section 4.1.
          (b) Notwithstanding any other provision of this Agreement to the contrary, any legal proceeding made or brought by any of the current or former shareholders of the Company asserting that ESS Delaware is required to purchase for cash at their fair market value any Dissenting Shares (and that have not lost their right to dissent) and that are owned by such shareholder may be considered for purposes of determining whether a Company Material Adverse Effect has occurred hereunder.
     Section 4.4 Treatment of ESS Delaware Options and Other Equity Awards.
          (a) At the Effective Time of the Merger, each ESS Delaware Option, by virtue of the Merger and without any further action on the part of any holder of any outstanding ESS Delaware Option, that is outstanding immediately prior to the Effective Time of the Merger, whether vested or unvested, exercisable or unexercisable, shall be deemed automatically converted into the right to receive an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of ESS Delaware Common Stock subject to such ESS Delaware Option and (y) the excess, if any, of the Merger Consideration less the exercise price per share of ESS Delaware Common Stock subject to such ESS Delaware Option (the “Option Consideration”) after which it shall be cancelled and extinguished.
          (b) The Company and Delaware Merger Sub, and, after the Reincorporation Merger, ESS Delaware, shall take all necessary actions, including obtaining any required consents from holders of outstanding Company Options and ESS Delaware Options, respectively, necessary to effect the transactions described in Sections 2.2 and 4.4(a) above pursuant to the terms of the applicable Company Stock Plans and agreements evidencing the Company Options and the ESS Delaware Options, as applicable. All amounts payable pursuant to Section 4.4(a) shall be paid without interest in accordance with this Agreement. Any payments made pursuant to this Section 4.4 shall be net of all applicable withholding Taxes that Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be required to deduct and withhold from the relevant Option Consideration or Merger

Consideration under the Code, the rules and regulations promulgated thereunder or any provision of applicable state, local or foreign law. To the extent that amounts are so withheld by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Paying Agent.
ARTICLE V
REPRESENTATIONS AND
WARRANTIES OF THE COMPANY
          Except as set forth in the Company’s disclosure schedule delivered to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) or (ii) any Company SEC Documents filed by the Company with the United States Securities and Exchange Commission (the “SEC”) after January 1, 2007, the Company represents and warrants to Parent and Merger Sub that the statements contained in this Article V are correct and complete as of the date of this Agreement. Each disclosure set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific section of this Agreement and disclosure made pursuant to any section thereof shall be deemed to be disclosed on each of the other sections of the Company Disclosure Schedule to the extent the applicability of the disclosure to such other section is reasonably apparent on its face from the disclosure made.
     Section 5.1 Organization.
          (a) The Company and each Subsidiary of the Company, including Delaware Merger Sub (each, a “Company Subsidiary”). is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to conduct its business as now being conducted, except, as to Company Subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole. The Company and each of the Company Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole. The Company has made available to Parent complete and correct copies of the articles of incorporation and bylaws of the Company and the similar organizational documents of each Company Subsidiary, and all amendments thereto, as currently in effect. Neither the Company nor any Company Subsidiary is in violation of its organizational or governing documents.

          (b) Subsidiaries. Each outstanding share of capital stock or other Equity Interest of each Company Subsidiary is owned, directly or indirectly, by the Company and is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is held by the Company or a Company Subsidiary free and clear of all Liens, except for Permitted Liens (as defined in Section 5.14). There are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other agreements, contracts or commitments that could require any Company Subsidiary to issue, sell or otherwise cause to become outstanding any of its capital stock. Other than the Company Subsidiaries, the Company does not directly or indirectly beneficially own any Equity Interests in any other Person except for non-controlling investments made in the ordinary course of business in entities which are not individually or in the aggregate material to the Company and the Company Subsidiaries as a whole.
     Section 5.2 Capitalization.
          (a) The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and (ii) 10,000,000 shares of preferred stock, no par value (the “Preferred Stock”). As of February 21, 2008, (A) 35,547,323 shares of Common Stock were issued and outstanding, (B) no shares of Preferred Stock were issued and outstanding, and (C) 12,619,152 shares of Common Stock were reserved for issuance pursuant to the Company Stock Plans of which 12,507,953 of Common Stock were subject to outstanding Company Options and 111,199 shares of Common Stock were reserved for issuance pursuant to the ESPP. All of the outstanding shares of the Company’s capital stock are, and all Common Stock which may be issued pursuant to the ESPP and the exercise of outstanding Company Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable, free of preemptive rights. Except for issuances of Common Stock pursuant to Company Options described in the first sentence of Section 5.2(b) and issuances of Common Stock pursuant to the ESPP, since its initial public offering, the Company has not issued any Common Stock or designated or issued any shares of Preferred Stock. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any Company Subsidiary issued and outstanding. Other than the Company Options described in the first sentence of Section 5.2(b) and the rights outstanding under the ESPP, there are no Equity Interests or outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Common Stock or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Company Subsidiary. No Company Subsidiary owns any Common Stock.
          (b) All of such Company Options have been granted to employees, consultants and directors of the Company and the Company Subsidiaries in the ordinary course of business pursuant to the Company Stock Plans. Section 5.2(b) of the Company Disclosure Schedule sets forth a listing of all outstanding Company Options as of February 21, 2008 and (i) the date of their grant and the portion of which that is vested as of February 21, 2008 and if applicable, the exercise price therefor, (ii) the date upon which each Company Option would normally be expected to expire absent termination of employment or other acceleration, and (iii)

whether or not such Company Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.
          (c) Each Company Option that is designated as an “incentive stock option” is intended to qualify as an “incentive stock option” under the Code. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents, and: (i) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable laws and the rules of NASDAQ; (ii) the per share exercise price of each Company Option was equal to the fair market value of a share of Common Stock on the applicable Grant Date; and (iii) each such grant was properly accounted for in accordance with GAAP (as defined in Section 5.6(b)) in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents (as defined in Section 5.6(a)) in accordance with the Exchange Act and all other applicable laws.
          (d) Section 5.2(d) of the Company Disclosure Schedule sets forth the maximum number of shares of Common Stock that could be purchased with accumulated payroll deductions under the ESPP at the close of business on last day of current offering/purchase period (assuming the fair market value of a share of Common Stock on such date is equal to $1.64 per share and payroll deductions continue at the rate in effect on the date of this Agreement).
          (e) Except as set forth in Section 5.2(a), there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or any Subsidiary; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any Subsidiary; (iii) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or contract under which the Company or any Subsidiary is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the knowledge of the Company, condition or circumstance that could reasonably be expected to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of the capital stock or other securities of the Company or any Subsidiary.
          (f) There are no voting trusts or other agreements to which the Company or any Company Subsidiary is a party with respect to the voting of the Common Stock or any capital stock of, or other equity interest of the Company or any of the Company Subsidiaries. Neither the Company nor any Company Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights.
     Section 5.3 Corporate Authorization.
          (a) Each of the Company and Delaware Merger Sub has all necessary corporate power and corporate authority to enter into and to perform its obligations under this

Agreement and the execution, delivery and performance by each of the Company and Delaware Merger Sub of this Agreement have been duly authorized by all necessary action on the part of the Company, the Board of Directors of the Company, Delaware Merger Sub and the Board of Directors of Delaware Merger Sub. This Agreement constitutes the legal, valid and binding obligation of each of the Company and Delaware Merger Sub, enforceable against each of the Company and Delaware Merger Sub in accordance with its terms, subject to (i) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, which is the only vote of the holders of any of the capital stock of the Company necessary to approve the principal terms of the Reincorporation Merger (the “Company Shareholder Approval”), (ii) the affirmative vote or consent of the Company as the sole stockholder of Delaware Merger Sub, which is the only vote or consent of the holders of any of the capital stock of Delaware Merger Sub necessary to adopt this Agreement with respect to the Reincorporation Merger (and which shall occur immediately following the execution of this Agreement and evidence of which shall be provided to Parent on the date hereof), (iii) following the Reincorporation Closing, the affirmative vote or consent of the holders of a majority of the outstanding shares of ESS Delaware Common Stock, which is the only vote or consent of the holders of any of the capital stock of ESS Delaware necessary to adopt this Agreement with respect to the Merger (the “ESS Delaware Stockholder Approval”), (iv) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (v) rules of law governing specific performance, injunctive relief and other equitable remedies.
          (b) The Board of Directors of the Company, and any applicable special committee of the Board of Directors, by resolutions duly adopted at meetings duly called and held, have (A) determined that entry into this Agreement and consummation of the transactions contemplated by this Agreement are fair to and in the best interests of the Company and the shareholders of the Company, (B) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Reincorporation Merger and the Merger, and (C) recommended in accordance with applicable law that the shareholders of the Company vote in favor of approval of the principal terms of both the Reincorporation Merger and the Merger and the other transactions contemplated by this Agreement (the “Company Recommendation”).
          (c) The Board of Directors of Delaware Merger Sub, by resolutions duly adopted, has (A) determined that entry into this Agreement and consummation of the transactions contemplated by this Agreement are fair to and in the best interests of Delaware Merger Sub and the stockholder of Delaware Merger Sub and, following the Effective Time of the Reincorporation Merger, the stockholders of ESS Delaware, (B) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Reincorporation Merger and the Merger, (C) recommended in accordance with applicable law that the Company as the sole stockholder of Delaware Merger Sub adopt this Agreement with respect to the Reincorporation Merger, and (D) subject to the occurrence of the Reincorporation Closing, recommended in accordance with applicable law that, following the Effective Time of the Reincorporation Merger, the stockholders of ESS Delaware adopt the Merger Agreement with respect to the Merger (the “ESS Delaware Recommendation”).
     Section 5.4 Governmental Authorization. The execution, delivery and performance by the Company and Delaware Merger Sub of this Agreement and the consummation by the

Company and Delaware Merger Sub of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Authority other than (i) filings with the Secretary of State of the State of Delaware in connection with the Reincorporation Merger and the Merger, filings with the Secretary of State of the State of California in connection with the Reincorporation Merger, and filings of appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of laws analogous to the HSR Act existing in foreign jurisdictions, (iii) compliance with any applicable requirements of the Securities Act and the Exchange Act (including the filing of the Registration Statement and the Proxy Statement), NASDAQ, and any other applicable U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.
     Section 5.5 Non-contravention. The execution, delivery and performance by the Company and Delaware Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles or certificate of incorporation, respectively, or bylaws of the Company or Delaware Merger Sub, (ii) assuming compliance with the matters referred to in Section 5.4, contravene, conflict with or result in a violation or breach of any provision of any applicable law, (iii) assuming compliance with the matters referred to in Section 5.4, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of the Company Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of the Company Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and the Company Subsidiaries (a “Company Agreement”) or (iv) result in the creation or imposition of any Lien, other than Permitted Liens, on any asset of the Company or any of the Company Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.
     Section 5.6 Company SEC Documents and Financial Statements.
          (a) The Company has filed or furnished (as applicable) with the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2005, under the Exchange Act or the Securities Act (such documents, as have been amended or superseded since the time of their filing, collectively, the “Company SEC Documents”). Each Company SEC Document (a) as of its date, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, as in effect on the date so filed and (b) did not, at the time it was filed (or, if subsequently amended or supplemented, at the time of such amendment or supplement), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is separately subject to the reporting requirements of the Exchange Act.
          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) of the Company contained in the Company SEC Documents (collectively, the “Financial Statements”) was prepared in accordance with United States generally accepted accounting principles (“GAAP”), applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis during the periods indicated (except as may be indicated in the Company SEC Documents), and each of the Financial Statements presents fairly, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and the consolidated statements of income, stockholder’s equity and cash flows of the Company for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal period end adjustments).
     Section 5.7 Internal Controls; Sarbanes-Oxley Act.
          (a) The Company and the Company Subsidiaries have designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to the Company’s auditors and the audit committee of the Board of Directors of the Company (and made summaries of such disclosures available to Parent) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
          (b) Since January 1, 2005, the Company has been in compliance in all material respects with (i) all effective provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.
          (c) Since January 1, 2005, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its current or former officers, directors, employees or agents to the current Board of Directors of the Company or any committee thereof or to any current director or executive officer of the Company.
          (d) To the knowledge of the Company, no employee of the Company or any of the Company Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.
     Section 5.8 Absence of Certain Changes.
          (a) Except as contemplated by this Agreement, since September 30, 2007 (the “Balance Sheet Date”), each of the Company and each Company Subsidiary has conducted its respective business in the ordinary course of business.
          (b) From the Balance Sheet Date through the date of this Agreement, there has not been any Company Material Adverse Effect.
     Section 5.9 No Undisclosed Liabilities. Except (a) as reflected or otherwise reserved against on the Financial Statements (including the notes thereto), (b) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and (c) for liabilities and obligations incurred under this Agreement or in connection with the transactions contemplated by this Agreement, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Company or any Company Subsidiary or in the notes thereto.
     Section 5.10 Litigation. Except as disclosed in the Company SEC Documents filed prior to the date hereof, there is no material action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of the Company Subsidiaries, any present or former officer, director or employee of the Company or any of the Company Subsidiaries or any Person for whom the Company or any Company Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any Governmental Authority.
     Section 5.11 Employee Benefit Plans; ERISA.
          (a) Section 5.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of all material employee benefit plans, programs, agreements or arrangements, including pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all medical, vision, dental or other health plans, all life insurance plans, and all other material employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, maintained by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary contributes or is obligated to contribute thereunder, or with respect to which the Company or any Company Subsidiary has or may have any material liability (contingent or otherwise), in each case, for or to any current or former employees, directors or officers of the Company or any Company Subsidiary and/or their dependents (collectively, the “Benefit Plans”).
          (b) All Benefit Plans that are intended to be subject to Code Section 401(a) and any trust agreement that is intended to be tax exempt under Code Section 501(a) have been determined by the Internal Revenue Service to be qualified under Code Section 401(a) and exempt from taxation under Code Section 501(a), and, to the knowledge of the Company, nothing has occurred that would adversely affect the qualification of any such plan. Each Benefit Plan and any related trust subject to ERISA complies in all material respects with and has been administered in substantial compliance with, (A) the applicable provisions of ERISA, (B) all applicable provisions of the Code, (C) all other applicable laws, and (D) its terms and the terms of any collective bargaining or collective labor agreements. Each Benefit Plan which is maintained primarily for the benefit of any current or former employees, directors or officers of the Company or any Company Subsidiary not located primarily in the United States and/or their dependents complies in all material respects with and has been administered in substantial compliance with the laws of the applicable foreign country. Neither the Company nor any Company Subsidiary has received any written notice from any Governmental Authority questioning or challenging such compliance described above. There are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans other than claims for benefits which are payable in the ordinary course. There has not been any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan. No litigation has been commenced with respect to any Benefit Plan and, to the knowledge of the Company, no such litigation is threatened (other than routine claims for benefits in the normal course). There are no governmental audits or investigations pending or, to the knowledge of the Company, threatened in connection with any Benefit Plan.
          (c) Neither the Company nor any ERISA Affiliate of the Company (as defined below) (i) has an “obligation to contribute” (as defined in ERISA Section 4212) to a Benefit Plan that is a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)); (ii) sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by applicable law); or (iii) sponsors a Benefit Plan that is a defined benefit pension plan intended to be registered or approved by any foreign Governmental Authority.
          (d) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any defined benefit plan (as defined in ERISA Section 3(35)) subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

          (e) Neither the Company nor any Company Subsidiary has any obligations for retiree health or life insurance benefits under any Benefit Plan (other than for continuation coverage under Section 4980B(f) of the Code or any similar state, local or foreign law).
          (f) Section 5.11(f) of the Company Disclosure Schedule discloses: (i) each payment becoming due to any current or former employee under any Benefit Plan because of this Agreement (or the consummation of the transactions contemplated by this Agreement); (ii) any increase in any benefit otherwise payable under any Benefit Plan; or (iii) any acceleration of the time of payment, vesting or funding of any such benefits under any Benefit Plan in each case caused or triggered by the execution and delivery of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement. No payment or benefit which has been, will or may be made by the Company or any Company Subsidiary with respect to any current or former employee located in the United States in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement would fail to be deductible under Section 162(m) of the Code. Neither this Agreement (or the consummation of the transactions contemplated by this Agreement) nor any other agreement, plan, arrangement or other contract between the Company or any Company Subsidiary and an employee or other service provider that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will give rise directly or indirectly to the payment of any amount that would be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.
          (g) Correct and complete copies have been delivered or made available to Parent by the Company of all Benefit Plans (including all amendments and attachments thereto); all insurance contracts or other funding arrangements to the degree applicable; the most recent annual information filings (Form 5500) and annual financial reports for those Benefit Plans (where required); the most recent determination letter from the Internal Revenue Service (where required); all material written agreements and contracts relating to each Benefit Plan, including administrative service agreements and group insurance contracts; and the most recent summary plan descriptions for the Benefit Plans (where required) and in respect of Benefit Plans, the most recent actuarial valuation and any subsequent valuation or funding advice (where required, including draft valuations).
          (h) No payment pursuant to any Benefit Plans or other arrangement between the Company or a Company Subsidiary and any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder), including, without limitation, the grant, vesting or exercise of any Company Option, would subject any Person to a Tax pursuant to Section 409A of the Code (based upon a good faith interpretation of Section 409A of the Code and the applicable regulations, notices and other regulatory guidance related thereto), whether pursuant to the consummation of the Merger, any other transactions contemplated by this Agreement or otherwise.
     Section 5.12 Taxes.
          (a) The Company and each Company Subsidiary have timely filed with the appropriate Tax authority all material Tax Returns required to be filed by them through the date hereof. All such Tax Returns are complete and accurate in all material respects. None of the

Company or any Company Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return.
          (b) The unpaid Taxes of the Company and each Company Subsidiary did not, as of the dates of the Financial Statements, exceed the reserve for Tax liability set forth on the face of the balance sheets contained in such Financial Statements. Since the date of the most recent Financial Statements, neither the Company nor any of the Company Subsidiaries have incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past practice.
          (c) No material deficiencies for Taxes of the Company and the Company Subsidiaries have been claimed in writing or proposed in writing or assessed by any Tax authority that have not been resolved or settled. To the knowledge of the Company, there are no pending audits of federal, state and local Tax Returns of the Company and the Company Subsidiaries by the relevant Tax authorities. Neither the Company nor the Company Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (d) There are no Liens for Taxes upon the assets of the Company and the Company Subsidiaries (other than Permitted Liens).
          (e) Neither the Company nor the Company Subsidiaries has any liability for the Taxes of any other Person (other than the Company and the Company Subsidiaries) under Treasury Regulation § 1.1502–6 (or any similar provision of state, local, or foreign law), as a transferee, by contract, or otherwise, except where such liability would not have (or reasonably be expected to have) a material effect.
          (f) There are no Tax sharing agreements or similar arrangements (including Tax indemnity arrangements) with respect to or involving the Company and the Company Subsidiaries (except for the allocation of Taxes set forth in leases, contracts and commercial agreements entered into in the ordinary course of business and except where such agreement or arrangement would not have (or reasonably be expected to have) a material effect).
          (g) Neither the Company nor any of the Company Subsidiaries has agreed, or is required, to make any adjustment under Section 481(a) of the Code for any period after the Closing Date by reason of a change in accounting method or otherwise.
     Section 5.13 Contracts.
          (a) Except as filed as exhibits to the Company SEC Documents filed prior to the date hereof (copies of which have been made available to Parent), there is no Company Agreement (a) any of the benefits to any party of which will be materially increased, or the vesting of the material benefits to any party of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement or (b) which, as of the date hereof, (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) involves aggregate expenditures in excess of $500,000, (iii) was not entered into in the ordinary course of business, (iv) that contains “take or pay” provisions applicable to the Company or any Company Subsidiary, (v) that contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any Company Subsidiary, or which restricts the conduct of any line of business by the Company or any Company Subsidiary or any geographic area in which the Company or any Company Subsidiary conducts business, or (vi) which would prohibit or materially delay the consummation of the transactions contemplated by this Agreement. Each contract of the type described above in Section 5.13, whether or not set forth in Section 5.13 of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” Each Company Material Contract is valid and binding on the Company and each Company Subsidiary party thereto and, to the knowledge of the Company, each other party thereto, as applicable, and in full force and effect (except that (x) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought), and the Company and each Company Subsidiary has performed in all material respects all obligations required to be performed by it under each Company Material Contract and, to the knowledge of the Company, each other party to each Company Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract, except as would not, individually or in the aggregate, be reasonably expected to be material to the Company and the Company Subsidiaries, taken as a whole. None of the Company or any Company Subsidiary knows of, or has received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract except for violations or defaults that would not, individually or in the aggregate, be reasonably expected to, (1) prevent or materially delay consummation of the Merger or any of the other transactions contemplated by this Agreement, or (2) have a Company Material Adverse Effect.
          (b) The Company has delivered or made available to Parent or provided to Parent for review, prior to the execution of this Agreement, true and complete copies of all of the Company Material Contracts required to be disclosed in Section 5.13 of the Company Disclosure Schedule, which are not filed as exhibits to the Company SEC Documents and the Company Material Contracts required to be disclosed in Section 5.13 of the Company Disclosure Schedule filed as exhibits to the Company SEC Documents are true and complete copies of such contracts.
     Section 5.14 Properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary has good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets, has valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible), except for properties and assets sold since the Balance Sheet Date in the ordinary course of business. None of such property or assets is subject to any Lien, except:
          (a) Liens disclosed in the Financial Statements;
          (b) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto, which do not materially impair the value of such properties or the use of such property by the Company or any of the Company Subsidiaries in the operation of its respective business;
          (c) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company and the Company Subsidiaries;
          (d) Liens for Taxes, assessments or governmental charges or levies not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the appropriate Financial Statements); or
          (e) Liens and other imperfections of title (including matters of record) and encumbrances that do not materially interfere with the conduct of the business of the Company and the Company Subsidiaries, taken as a whole (the foregoing Liens (a)-(e), “Permitted Liens”).
     Section 5.15 Intellectual Property.
          (a) Section 5.15(a) of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of the following Owned Company IP: (i) all Company Registered IP; and (ii) all unregistered Trademarks used in connection with Company Products; in each case listing, as applicable, (A) the name of the applicant or registrant and current owner, (B) the jurisdiction where the application or registration is located, (C) the Governmental Authority with which the application or registration is filed, (D) the application or registration number, and (E) all proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or any equivalent authority anywhere else in the world) related to Company Registered IP. The Company and each of the Company Subsidiaries has in a timely manner made all filings, payments, and recordations and taken all other actions reasonably required to obtain and maintain ownership of all Intellectual Property Rights in each material item of Company Registered IP.
          (b) Section 5.15(b) of the Company Disclosure Schedule contains a complete and accurate list of all Company Agreements that are material to the Company, in effect as of the date hereof, in each case specifying the date of and parties to the agreement and whether such agreement is exclusive or non-exclusive, (i) under which the Company or any of its Subsidiaries uses or has the right to use any Licensed Company IP, other than non-exclusive licenses and related services agreements for generally commercially available software that is not incorporated into any Company Products or (ii) under which the Company or any of its Subsidiaries has licensed or otherwise permitted others the right to use any Company IP or Company Products (such agreements described in clauses (i) and (ii) above, the “Company IP Agreements”). Neither the Company nor any of its Subsidiaries has granted any exclusive license under any Owned Company IP. To the knowledge of the Company, there are no pending material disputes regarding the scope of any Company IP Agreements, performance under any Company IP Agreements, or with respect to payments made or received under any Company IP Agreements. To the knowledge of the Company (A) no parties to the Company IP Agreements are in breach thereof, and (B) all Company IP Agreements are binding and are in full force and effect except for those Company IP Agreements that by their terms have expired or been terminated since the date hereof.

          (c) To the knowledge of the Company, the Company and its Subsidiaries own or otherwise have licensed all Intellectual Property Rights needed to conduct the business of the Company and its Subsidiaries as conducted prior to the Closing Date.
          (d) The Company and its Subsidiaries own all right, title and interest in the Owned Company IP, free and clear of all Liens, other than Permitted Liens. Without limiting the foregoing, each Person who is or was an employee or contractor of Company or any of its Subsidiaries and who is or was involved in the creation or development of any Owned Company IP has executed a valid agreement containing an assignment of all Intellectual Property Rights in such employee’s or contractor’s contribution to the Owned Company IP.
          (e) Neither the Company nor any of its Subsidiaries is or has been a member of, or a contributor to, any domestic or foreign industry standards body or similar organization which membership or contribution may require the Company or any of its Subsidiaries to grant or offer to any other Third Party any compulsory license or right to any Owned Company IP. No Governmental Authority has any ownership interest in any Owned Company IP, and neither Company nor its Subsidiaries use or have used any funding, facilities, or personnel of any Governmental Authority in connection with the creation of the Owned Company IP in a manner that could give rise to an ownership interest in the Owned Company IP in favor of such Governmental Authority.
          (f) The Company and each of its Subsidiaries has taken reasonable and appropriate steps to protect and preserve the confidentiality of the Trade Secrets of Company and its Subsidiaries, and to the knowledge of the Company, there are no unauthorized uses, disclosures or infringements of any such Trade Secrets by any Person.
          (g) To the knowledge of the Company, none of the Company or any of its Subsidiaries or any of its or their current products or services or other operation of the Company’s or its Subsidiaries’ business has infringed upon, misappropriated, or otherwise violated, or is infringing upon, misappropriating, or otherwise violating, in any respect the Intellectual Property Rights of any Third Party. To the knowledge of the Company as of the date hereof, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon or otherwise violating any Owned Company IP in any material respect.
          (h) No action, claim or proceeding alleging infringement, misappropriation, or other violation of any Intellectual Property Right of another Person is pending or, to the knowledge of the Company, has been threatened against Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice or other communication relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Right of another Person by Company or any Subsidiary. The Company and its Subsidiaries are not subject to any order, judgment, writ, stipulation, award, injunction, decree, arbitration award or finding of any Governmental Authority that restricts or impairs the use of any Company IP.
          (i) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (with or without notice or the lapse of time, or both) result in (i) the Company or its Subsidiaries granting to any Third Party any rights or licenses to any Intellectual Property or Intellectual Property Rights, (ii) any right, including any right of termination, amendment, modification, cancellation or acceleration under any Company IP Agreement, (iii) the loss of or the imposition of any Lien on any Owned Company IP, or (iv) the release, disclosure, or delivery of any Owned Company IP by or to any escrow agent or other Person.
          (j) No software incorporated in any Company Product is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that could require, or could condition the use or distribution of any software contained in any Company Product on, the disclosure, licensing, or distribution of any source code for any portion of Owned Company IP in a Company Product.
          (k) None of the source code used by Company or any of its Subsidiaries and material to the conduct of the business of the Company, including software contained any of the Company Products, (collectively, “Company Source Code”) has been disclosed by the Company or any of its Subsidiaries, except to its employees or advisers or pursuant to non-disclosure agreements, or, to the knowledge of the Company, by any other Person except as authorized by the Company under a non-disclosure agreement. Neither the Company nor any of its Subsidiaries has provided or licensed, or has any duty or obligation (whether present, contingent, or otherwise) to provide or license, Company Source Code to any escrow agent or other Third Party without a nondisclosure agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the provision, license, or disclosure of any Company Source Code to any Third Party without a nondisclosure agreement.
     Section 5.16 Labor Matters.
          (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) there is no collective bargaining or other labor union or foreign work council contract applicable to Persons employed by the Company or any of the Company Subsidiaries to which the Company or any of the Company Subsidiaries is a party (each a “Company Collective Bargaining Agreement”), (ii) no Company Collective Bargaining Agreement is being negotiated by the Company or any of the Company Subsidiaries, (iii) as of the date of this Agreement, there is no strike or work stoppage against the Company or any of the Company Subsidiaries pending or, to the knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any Company Subsidiary and (iv) as of the date of this Agreement, to the knowledge of the Company, none of the Company or any Company Subsidiary has committed any material unfair labor practice in connection with the operation of the respective businesses of the Company and the Company Subsidiaries.
     (b) The Company and its Subsidiaries have complied in all material respects with applicable laws, rules and regulations with respect to employment, employment practices, and terms, conditions and classification of employment (including applicable laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, and the Workers’ Adjustment and Retraining Notification Act).
     Section 5.17 Compliance with Laws; Permits.
          (a) As of the date hereof, the Company and each Company Subsidiary have complied and are in compliance in all material respects with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all federal, state, local and foreign governments and agencies thereof, which materially affect the business, properties or assets of the Company and each Company Subsidiary, and no notice, charge or assertion has been received by the Company or any Company Subsidiary or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary alleging any material violation of any of the foregoing. All licenses, authorizations, consents, permits and approvals required under such laws, rules and regulations which materially affect the business, properties or assets of the Company and each of its Subsidiary are in full force and effect except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (b) The Company and each Company Subsidiary is in all material respects in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on their respective businesses as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid, and in full force and effect.
          (c) None of the Company or any of the Company Subsidiaries, nor to the knowledge of the Company, any of their respective directors, officers, agents, employees or representatives (in each case acting in their capacities as such), has violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or violated Section 8 of the Export Administration Act of 1977, as amended.
          (d) Without limiting the other provisions of this Section 5.17, to the knowledge of the Company, none of (A) the Company, or any of the Company Subsidiaries or (B) any of the directors, officers, agents, employees or representatives of the Company or any Company Subsidiary (in each case acting in their capacities as such), has, in the past five (5) years, taken any action or made any omission in violation of, or that would reasonably be expected to cause the Company or Company Subsidiary to be in violation of, any applicable law governing imports into or exports from the United States or any foreign country, transactions with designated individuals and organizations, or relating to economic sanctions or embargoes, money laundering, or compliance with unsanctioned foreign boycotts, including without limitation: the Arms Export Control Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Export Administration Act, the 1930 Tariff Act and other U.S. customs laws, the Foreign Corrupt Practices Act, the Export Administration Regulations, the International Traffic in Arms Regulations, the Office of Foreign Assets Control Regulations, the U.S. Customs Regulations, or any regulation, ruling, rule, order, decision, writ, judgment, injunction, or decree of any Governmental Authority issued pursuant thereto.

          Section 5.18 Information in the Proxy Statement and the Registration Statement. The Proxy Statement (and any amendment thereof or supplement thereto), at the date mailed to the Company’s shareholders, at the time of any meeting of Company shareholders to be held in connection with the Reincorporation Merger and at the Effective Time of the Reincorporation Merger and the Effective Time of the Merger, and the Registration Statement (and any amendment thereof or supplement thereto), at the time it is declared effective by the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub expressly for inclusion in the Proxy Statement or the Registration Statement. At the time of any meeting of Company shareholders to be held in connection with the Reincorporation Merger, the Proxy Statement and the Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act and the rules and regulations thereunder.
          Section 5.19 Insurance. The Company maintains insurance coverage with insurers, or maintains self-insurance practices, in such amounts and covering such risks as are, to the knowledge of the Company, in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries (taking into account the cost and availability of such insurance). Section 5.19 of the Company Disclosure Schedule lists each insurance policy to which the Company and each of its Subsidiaries is a party. All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. Neither the Company nor any Company Subsidiary is in material breach or default, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material modification of any such insurance policies. The consummation of the transactions contemplated by this Agreement will not, in and of itself, cause the revocation, cancellation or termination of any such insurance policy.
          Section 5.20 Environmental Laws and Regulations. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) Hazardous Materials have not been generated, used, treated or stored on, transported to or from or Released or disposed of on, any Company Property, (ii) the Company and each of the Company Subsidiaries are in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any Company Property, (iii) there are no past, pending or, to the knowledge of the Company, threatened Environmental Claims against the Company or any of the Company Subsidiaries or any Company Property and (iv) to the knowledge of the Company, there are no facts or circumstances, conditions or occurrences regarding the business, assets or operations of the Company or any Company Property that could reasonably be anticipated to form the basis of an Environmental Claim against the Company or any of the Company Subsidiaries or any Company Property.

          Section 5.21 Opinions of Financial Advisors. The Company has received the opinions of Needham & Company, LLC and Sutter Securities Incorporated (the “Company Financial Advisors”), to the effect that, as of the date hereof, the consideration to be received in the Merger by the holders of the ESS Delaware Common Stock is fair to such stockholders from a financial point of view, and such opinion has not been modified or withdrawn.
     Section 5.22 Brokers. No broker, investment banker, financial advisor or other Person, other than the Company Financial Advisors, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Company. True and correct copies of all agreements between the Company and the Company Financial Advisors concerning this Agreement and the transactions contemplated by this Agreement, including, without limitation, any fee arrangements, have been previously made available to Parent, except to the extent such agreements have been redacted with respect to pricing incentives thresholds.
     Section 5.23 Affiliate Transactions. To the knowledge of the Company, no executive officer or director of the Company or any Company Subsidiary or any Person who beneficially owns five percent or more of the Common Stock is a party to any Company Agreement with or binding upon the Company or any Company Subsidiary or any of their respective properties or assets or has any material interest in any property owned by the Company or any of the Company Subsidiaries or has engaged in any material transaction with any of the foregoing within the twelve (12) month period preceding the date of this Agreement, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
     Section 5.24 Takeover Statutes. The Board of Directors of the Company has taken all actions necessary to ensure that any restrictions on business combinations contained in the CCC will not apply to the Reincorporation Merger and the other transactions contemplated by this Agreement. No state takeover statute or similar statute or regulation applies to the Company with respect to the Reincorporation Merger, the Merger and the other transactions contemplated by this Agreement.
     Section 5.25 Capitalization of Delaware Merger Sub; No Prior Activities. The authorized capital stock of Delaware Merger Sub consists of 100,000,000 shares of common stock, par value $0.0001 per share and 10,000,000 shares or preferred stock, with a par value of $0.0001 per share. 10,000 shares of common stock, par value $0.0001, of Delaware Merger Sub are issued and outstanding, all of which are, and immediately prior to the Effective Time of the Reincorporation Merger will be, owned by the Company. Delaware Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time of the Reincorporation Merger will have, no assets, liabilities or obligations of any nature other than those incident to its formation or incurred pursuant to this Agreement or in connection with the Reincorporation Merger, the Merger and the other transactions contemplated by this Agreement.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES
OF PARENT AND PURCHASER
          Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article VI are correct and complete as of the date of this Agreement.
     Section 6.1 Organization. Each of Parent and Merger Sub is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to conduct its business as now being conducted, except, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would have a material adverse effect on the ability of Parent or Merger Sub to obtain financing for or consummate the Merger or other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”).
     Section 6.2 Corporate Authorization. Each of Parent and Merger Sub has all necessary corporate power and corporate authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by each of Parent and Merger Sub of this Agreement has been duly authorized by all necessary action on the part of Parent and Merger Sub. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
     Section 6.3 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Authority other than (i) filings with the Secretary of State of the State of Delaware in connection with the Merger and filings of appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of laws analogous to the HSR Act existing in foreign jurisdictions, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, NASDAQ, and any other applicable U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would not have a Parent Material Adverse Effect.
     Section 6.4 Non-contravention. The execution, delivery and performance by the Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws (or similar organization documents) of Parent or Merger Sub, (ii) assuming compliance with the matters referred to in Section 6.3, contravene, conflict with or result in a violation or breach of any provision of any applicable law, (iii) assuming compliance with the matters referred to in Section 6.3, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Sub is entitled under any provision of any agreement or other instrument binding upon Parent or Merger Sub or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent or Merger Sub or (iv) result in the creation or imposition of any Lien, other than Permitted Liens, on any asset of Parent or Merger Sub, with such exceptions, in the case of each of clauses (ii) through (iv), as would not have a Parent Material Adverse Effect.
     Section 6.5 Sufficient Funds. As of the Effective Time of the Merger, Parent and Merger Sub will have all of the funds that are necessary to consummate the transactions contemplated by this Agreement and to perform their respective obligations under this Agreement.
     Section 6.6 Information in the Proxy Statement and the Registration Statement. None of the information supplied by Parent or Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement (and any amendment thereof or supplement thereto), at the date mailed to the Company’s shareholders, at the time of any meeting of Company’s shareholders to be held in connection with the Reincorporation Merger or at the Effective Time of the Reincorporation Merger or the Effective Time of the Merger, or in the Registration Statement (and any amendment thereof or supplement thereto), at the time it is declared effective by the SEC, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.
     Section 6.7 Guarantee. Concurrently with the execution of this Agreement, Parent has caused Imperium Master Fund, Ltd. (the “Guarantor”) to deliver to the Company an executed limited guarantee (the “Guarantee”), in the form attached hereto as Exhibit E. The Guarantee is valid and in full force and effect and constitutes the valid and binding obligation of the Guarantor, enforceable in accordance with its terms.
     Section 6.8 Solvency of the Surviving Corporation. Assuming the accuracy of the Company’s representations and warranties set forth in Article V of this Agreement, the Company Disclosure Schedule and the Company SEC Documents, as of the Effective Time of the Merger, after giving effect to the transactions contemplated by this Agreement and actions taken in connection with the financing of these transactions, the Surviving Corporation shall be Solvent. For purposes of this Agreement, the Surviving Corporation will be deemed to be “Solvent” so long, as of any date of determination: (a) each of the Surviving Corporation and its Subsidiaries will not have incurred, or be expected to incur, indebtedness (including contingent and other liabilities) beyond its ability to pay such indebtedness as it matures or becomes due, (b) the then present fair salable value of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, exceeds, as of such date, the amount that will be required to pay (x) all liabilities of the Surviving Corporation and its Subsidiaries (including the amount necessary to provide for contingent liabilities) and (y) all existing indebtedness of the Surviving Corporation and its Subsidiaries (including the amount necessary to provide for contingent liabilities) as such indebtedness becomes absolute and matures and (z) each of the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital to carry on their respective business, either (i) as presently conducted or (ii) as intended by Parent to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud any present or future creditors of the Surviving Corporation and its Subsidiaries.
     Section 6.9 Capitalization of Merger Sub; No Prior Activities. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time of the Merger will be, owned by Parent. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time of the Merger will have, no assets, liabilities or obligations of any nature other than those incident to its formation or incurred pursuant to this Agreement or in connection with the Merger and the other transactions contemplated by this Agreement.
     Section 6.10 Vote Required. The Board of Directors of each of Parent and Merger Sub has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and the Board of Directors of Merger Sub has recommended in accordance with applicable law that the stockholder of Merger Sub adopt this Agreement. No vote of the holders of any class or series of capital stock or other Equity Interests of Parent or Merger Sub is necessary to approve or adopt this Agreement or the transactions contemplated hereby, other than the vote of Parent as the sole stockholder of Merger Sub, which shall occur immediately following the execution of this Agreement and evidence of which shall be provided to the Company on the date hereof.
ARTICLE VII
CONDUCT OF BUSINESS PENDING THE MERGER
     Section 7.1 Interim Operations of the Company. Except as set forth in Section 7.1 of the Company Disclosure Schedule, as required or permitted pursuant to this Agreement or as agreed in writing by Parent (which agreement shall not be unreasonably withheld or delayed), from the date hereof until the Effective Time of the Merger, the Company (and, after the Effective Time of the Reincorporation Merger, ESS Delaware) shall, and shall cause the Company Subsidiaries to, (i) conduct their businesses in the ordinary course, (ii) use commercially reasonable efforts to preserve intact their present business organizations, (iii) use commercially reasonable efforts to maintain satisfactory relations with and keep available the services of their current officers and other key employees, (iv) maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including all material licenses and permits that are required for the Company or any Company Subsidiary to carry on its business and (v) use commercially reasonable efforts to preserve existing relationships with customers, lenders, suppliers, distributors and others having business relationships with the Company and the Company Subsidiaries. Without limiting the generality of the foregoing, except as set forth in Section 7.1 of the Company Disclosure Schedule, as required or permitted pursuant to this Agreement or as agreed in writing by Parent (which agreement shall not be unreasonably withheld or delayed), from the date hereof until the Effective Time of the Merger, the Company (and, for the avoidance of doubt, after the Effective Time of the Reincorporation Merger, ESS Delaware) shall not, nor shall it permit any Company Subsidiary to:

          (a) amend the articles of incorporation or bylaws of the Company or equivalent documents of any Company Subsidiary or amend the terms of any outstanding security of the Company or any Company Subsidiary;
          (b) split, combine, subdivide or reclassify any shares of capital stock of the Company or any Company Subsidiary, other than any such transaction by a Company Subsidiary that remains a wholly owned Company Subsidiary after consummation of such transaction, in the ordinary course of business;
          (c) declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to the Company’s capital stock or the capital stock of any Company Subsidiary that is not wholly owned by the Company;
          (d) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Equity Interests, except repurchases of unvested shares at cost in connection with the termination of the services relationship with any service provider pursuant to stock option or purchase agreements in effect on the date hereof;
          (e) issue, sell, pledge, deliver, transfer, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or grant any options (including Company Options) or warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or any Equity Interests with respect to the Company or any Company Subsidiary, or grant to any Person any right the value of which is based on the value of Common Stock or other capital stock, other than (i) the issuance of Common Stock reserved for issuance on the date hereof pursuant to the exercise of the Company Options disclosed in Section 5.2(b) of the Company Disclosure Schedule and outstanding on the date hereof in the ordinary course of business of the Company Stock Plans, (ii) the grant of Company Options in accordance with the Company Stock Plans in an amount not to exceed 10,000 shares of Common Stock or (iii) the issuance of Common Stock to participants in the ESPP consistent with the terms thereof and as set forth in Section 8.11 hereof;
          (f) acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions (i) except in the ordinary course of business consistent with past practice, any assets having a fair market value in excess of $150,000 or (ii) any Equity Interests in any Person or any business or division of any Person or all or substantially all of the assets of any Person (or business or division thereof);
          (g) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets, other than (i) sales in the ordinary course of business, and (ii) dispositions of equipment and property no longer used in the operation of the business;
          (h) (i) incur or assume any long-term or short-term indebtedness, except short-term indebtedness made in the ordinary course of business, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, other than with respect to Company Subsidiaries in the ordinary course of business, or (iii) make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advance or capital contributions to, or investments in, wholly owned Company Subsidiaries made in the ordinary course of business;
          (i) except as required by applicable law or by the terms of any agreement, Benefit Plan or other plan existing on the date hereof, make any change in, or accelerate the vesting of, the compensation or benefits payable or to become payable to, or grant any severance or termination pay to, any of its officers, directors, employees, agents or consultants or enter into or amend any employment, consulting, severance, retention, change in control, termination pay, collective bargaining or other agreement or any equity based compensation, pension, deferred compensation, welfare benefits or other employee benefit plan or arrangement, or make any loans to any of its officers, directors, employees, affiliates or agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Benefit Plan or otherwise;
          (j) except as required by applicable law or by the terms of any agreement, Benefit Plan or other plan existing on the date hereof: (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of the Company or any Company Subsidiary of any amount relating to unused vacation days; or (ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, Company Stock Plan, stock purchase, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment agreement with or for the benefit of any Company or any Company Subsidiary director, officer, employee or agent, whether past or present, or amend any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;
          (k) except as publicly announced prior to the date hereof, announce, implement or effect any reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any Company Subsidiary other than routine employee terminations;
          (l) incur any capital expenditures or any obligations or liabilities in respect thereof in excess of $150,000, in the aggregate, except those contemplated in the capital expenditures budgets for the Company and the Company Subsidiaries previously made available to Parent;
          (m) enter into any agreement or arrangement that limits or otherwise restricts the Company, any Company Subsidiary or any successor thereto from engaging or competing in any line of business or in any location;
          (n) amend or modify in a material respect or terminate any Company Material Contract or otherwise waive, release or assign any material rights, claims or benefits thereunder, or enter into any contract that would be a Company Material Contract;

          (o) settle, pay or discharge any litigation, investigation, arbitration, other than the payment, discharge or satisfaction, in the ordinary course of business, of such claims, liabilities or obligations (i) disclosed or reserved against in the Financial Statements included in the Company SEC Documents filed prior to the date hereof in amounts no greater than the amount reserved with respect to the relevant liability therein or (ii) incurred in the ordinary course of business since the date of such financial statements;
          (p) permit any material insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated without reasonable prior notice to Parent;
          (q) change any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP or Regulation S-X promulgated under the Exchange Act, as concurred in by its independent registered public accountants;
          (r) revalue in any material respect any of its material assets, including writing down the value of inventory or writing down notes or accounts receivable, other than in the ordinary course of business;
          (s) except as required by applicable law, make or change any material Tax election other than on a basis consistent with past practice, change an annual accounting period, adopt or change any accounting method, file any material amendment to a material Tax Return, enter into any closing agreement with respect to material Taxes, settle or consent to any material Tax Claim, take any affirmative action to surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax Claim;
          (t) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger); and
          (u) enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize in writing any of the foregoing.
     Section 7.2 Proxy Statement and Registration Statement; Company Shareholders’ Meeting.
          (a) Subject to the terms of this Agreement, as promptly as reasonably practicable after the date hereof, the Company shall prepare and file with the SEC a proxy statement and prospectus, to be sent to the holders of shares of Common Stock in connection with the Company Shareholders’ Meeting and in connection with obtaining Consent Proxies with respect to the ESS Delaware Stockholder Approval (together with any amendments thereof or supplements thereto, the “Proxy Statement”), and the Company and Delaware Merger Sub shall prepare and file with the SEC a registration statement on Form S-4 (which shall include such proxy statement and prospectus) with respect to the shares of ESS Delaware Common Stock to be issued in connection with the Reincorporation Merger (together with any amendments thereof or supplements thereto, the “Registration Statement”); provided that Parent, Merger Sub and their counsel shall be given reasonable opportunity to review the Proxy Statement and the Registration Statement before they are filed with the SEC and the Company and Delaware

Merger Sub shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub or their counsel.
          (b) The Company and Delaware Merger Sub, after consultation with Parent, will use commercially reasonable efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement and the Registration Statement. Parent and Merger Sub shall furnish all information as the Company or Delaware Merger Sub may reasonably request (or as may be required to be included in the Proxy Statement and the Registration Statement) in connection with such actions and the preparation of the Proxy Statement and the Registration Statement and shall, and shall cause their representatives to, cooperate in the preparation thereof. Subject to the terms of this Agreement, as promptly as reasonably practicable after the clearance of the Registration Statement by the SEC, the Company shall mail the Proxy Statement to the holders of shares of Common Stock. Subject to and without limiting the rights of the Board of Directors of the Company pursuant to Section 7.3, the Proxy Statement shall include the Company Recommendation and the ESS Delaware Recommendation. The Company will advise Parent, as promptly as reasonably practicable, after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and shall give Parent, Merger Sub and their counsel reasonable opportunity to review any responses to the SEC and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub or their counsel.
          (c) If at any time prior to the Effective Time of the Merger, any information, event or circumstance relating to any party hereto, or their respective officers, directors, affiliates or Representatives, should be discovered by any party hereto which should be set forth in an amendment or a supplement to the Proxy Statement or the Registration Statement so that neither the Proxy Statement nor the Registration Statement contains any untrue statement of material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party discovering such information, event or circumstance shall promptly inform the other parties hereto and, to the extent required by applicable law, an appropriate amendment or supplement describing such information, event or circumstance shall be promptly prepared and filed by the Company with the SEC and, if required, disseminated to the holders of shares of Common Stock.
          (d) The Company or ESS Delaware, as appropriate, shall take all actions required under any applicable federal or state securities or Blue Sky Laws in connection with the issuance of shares of ESS Delaware Common Stock pursuant to the Reincorporation Merger.
          (e) Subject to Section 7.3, the Company shall call and hold a meeting of the holders of Common Stock (the “Company Shareholders’ Meeting”) as promptly as reasonably practicable following the date on which the Registration Statement is cleared by the SEC (but taking into account any advance notice or other requirements under applicable law and the organizational documents of the Company) for the purpose of obtaining the Company Shareholder Approval.

     Section 7.3 No Solicitation; Unsolicited Proposals.
          (a) The Company shall, and shall cause each Company Subsidiary, and each of its Representatives (collectively, the “Company Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Third Parties (other than the Parent and Merger Sub) and each of such Third Parties’ Representatives (collectively, the “Third Party Representatives”) that may be ongoing as of the date hereof with respect to a Takeover Proposal. The Company shall not, and shall cause each Company Subsidiary and shall instruct the Company Representatives not to, (a) directly or indirectly solicit, initiate, or knowingly encourage any Takeover Proposal, (b) enter into any agreement or agreement in principle with respect to a Takeover Proposal or (c) engage in any negotiations or discussions regarding, or furnish or disclose to any Third Party any information with respect to, any Takeover Proposal; provided, however, that at any time prior to obtaining the Company Shareholder Approval, in response to a bona fide Takeover Proposal received by the Company after the date hereof that was not solicited in violation of this Section 7.3(a) and that the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and financial advisors) constitutes, or could reasonably be expected to lead to, a Superior Proposal, the Company may, subject to compliance with Sections 7.3(b) and (c), (x) provide access to its properties, Company Agreements, personnel, books and records and furnish information, data or draft agreements with respect to the Company and the Company Subsidiaries to the Person making such Takeover Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) if the Board of Directors of the Company receives from such Person a confidentiality agreement containing terms no less favorable to the Company, including the “standstill” provisions, than the terms of the confidentiality letter agreement, dated June 25, 2007 between Parent and the Company (the “Confidentiality Agreement”); and (y) participate in discussions or negotiations with the Person making such Takeover Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) regarding such Takeover Proposal.
          (b) Notwithstanding any provision of this Section 7.3 or Section 7.2 to the contrary, the Board of Directors of the Company may (a) withdraw (or not continue to make) or modify, or publicly propose to withdraw (or not continue to make) or modify the Company Recommendation, (b) approve, recommend or adopt, or publicly propose to approve, recommend or adopt, a Superior Proposal (any action described in the foregoing clause (a) or this clause (b), a “Company Adverse Recommendation Change”) or (c) enter into an agreement regarding a Superior Proposal, if (x) in the case of an action described in clause (a), clause (b) or clause (c) above, the Board of Directors of the Company has determined in good faith (after consultation with its outside legal counsel) that the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of the members of the Board of Directors of the Company under applicable law, (y) in the case of an action described in clause (b) or clause (c) above, (A) the Company has given Parent three (3) business days’ prior written notice of its intention to take such action and (B) the Board of Directors of the Company shall have considered in good faith (after consultation with its outside legal counsel and financial advisors) any changes or revisions to this Agreement proposed in writing by Parent and shall not have determined that the Superior Proposal would no longer constitute a Superior Proposal if such changes were to be given effect and (z) in the case of an action described in clause (c) above, (A) the Company has complied in all material respects with its obligations under this Section 7.3 and (B) the Company shall have terminated this Agreement in accordance with the provisions of Section 11.1(c)(ii) hereof and, in the event that neither Parent nor Merger Sub is in material default hereunder, the Company pays Parent the Company Termination Fee in accordance with Section 11.4(a).

          (c) The Company shall advise Parent within two (2) business days of any contact between the Company or its Representatives and any Third Party regarding such Third Party’s intent to make a Takeover Proposal, or the Company’s receipt of any bona fide Takeover Proposal and the material terms thereof. Following determination by the Board of Directors of the Company that a Takeover Proposal constitutes a Superior Proposal, the Company shall provide to Parent oral and written notice within one (1) business day of such determination advising it that the Board of Directors of the Company has made such determination and specifying the material terms of such Superior Proposal (which shall include the identity of the Person making such proposal).
          (d) Notwithstanding anything to the contrary contained herein, nothing in this Section 7.3 shall prohibit or restrict the Company or the Board of Directors of the Company from (a) taking or disclosing to the shareholders of the Company a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (b) making any disclosure to the shareholders of the Company if, in the good faith judgment of the Board of Directors of the Company, such disclosure would be reasonably necessary under applicable law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act); provided, however, that in no event shall this Section 7.3(d) affect the obligations of the Company specified in Section 7.3(b).
ARTICLE VIII
ADDITIONAL AGREEMENTS
     Section 8.1 Notification of Certain Matters. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (a) any notice or other material communication received by such party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, (b) any claims, actions, suits, proceedings or investigations commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement, the Merger or the other transactions contemplated by this Agreement and (c) any fact, event or circumstance known to such party that would cause or constitute, or would reasonably be expected to cause or constitute, a breach in any material respect of any such party’s representations, warranties, covenants or agreements contained herein or would prevent, delay or impede, or would reasonably be expected to prevent, delay or impede, the consummation of the Merger or any other transaction contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 8.1 shall not limit or otherwise affect any remedies available to the party receiving such notice or prevent or cure any misrepresentations, breach of warranty or breach of covenant or failure to satisfy the conditions to the obligations of the parties under this Agreement. This Section 8.1 shall not constitute a covenant or agreement for purposes of Sections 9.2(b) or 9.3(b).

     Section 8.2 Access to Information; Confidentiality.
          (a) Subject to Section 8.2(b), the Company shall, and shall instruct each Company Subsidiary and each of its and their respective Company Representatives to: (a) provide to Parent and Merger Sub and each of their respective Parent Representatives reasonable access at reasonable times and upon reasonable prior notice to the Company, to the officers, employees, agents, properties, offices and other facilities of the Company or Company Subsidiary and to the books and records thereof and (b) furnish, or cause to be furnished, such reasonably available information concerning the business, properties, Company Agreements, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent, Merger Sub or the Parent Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor any Company Subsidiary shall be required to provide access to or disclose information where such access or disclosure would (a) interfere in any significant manner with the operation or business of the Company or any Company Subsidiary, (b) jeopardize the attorney-client privilege of the Company or any Company Subsidiary or (c) contravene any applicable law, binding contract to which the Company or any Company Subsidiary is party or any privacy policy applicable to the Company’s or any Company Subsidiary’s customer information.
          (b) With respect to any information disclosed or provided by the Company, any Company Subsidiary or any Company Representative to Parent, any of its affiliates or any Parent Representative pursuant to, or in accordance with, this Agreement, Parent and Merger Sub shall comply with, and shall cause the Parent Representatives to comply with, the Confidentiality Agreement. The Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the earlier of (a) the Effective Time of the Merger or (b) the expiration of the Confidentiality Agreement according to its terms, and shall survive any termination of this Agreement.
     Section 8.3 Consents and Approvals.
          (a) Each of the Company, Delaware Merger Sub, Parent and Merger Sub shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Authority any consents, licenses, permits, waivers, clearances approvals, authorizations or orders required to be obtained or made by Parent, Merger Sub, the Company or Delaware Merger Sub or any of their respective Subsidiaries, or avoid any action or proceeding by any Governmental Authority (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, (iii) make or cause to be made the applications or filings required to be made by Parent, Merger Sub, the Company or Delaware Merger Sub or any of their respective Subsidiaries under or with respect to the HSR Act, if applicable, or any other applicable laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and pay any fees due in connection with such applications or filings, as promptly as is reasonably practicable, and in any event within ten (10) business days after the date hereof, (iv) comply at the earliest practicable date with any request under or with respect to the HSR Act, if applicable, and any such other applicable laws for additional information, documents or other materials received by

Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Authority in connection with such applications or filings or the transactions contemplated by this Agreement and (v) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by the other party in connection with, making (A) any filing under or with respect to the HSR Act or any such other applicable laws and (B) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Authority. Each of the Company and Parent shall, and shall cause their respective affiliates to, furnish to the other party all information necessary for any such application or other filing to be made in connection with the transactions contemplated by this Agreement. Each of the Company and Parent shall promptly inform the other of any material communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such application or filing. If a party hereto intends to independently participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of such meeting and invite Representatives of the other party to participate in the meeting with the Governmental Authority unless prohibited by such Governmental Authority. The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.
          (b) The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any Third Party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) required to be disclosed in the Company Disclosure Schedule (including, without limitation, any Company Agreement identified in Section 5.5 of the Company Disclosure Schedule) or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the consummation of the transactions contemplated by this Agreement; provided, however, that the Company and Parent shall coordinate and cooperate in determining whether any actions, notices, consents, approvals or waivers are required to be given or obtained, or should be given or obtained, from parties to any Company Material Contract in connection with consummation of the transactions contemplated by this Agreement and seeking any such actions, notices, consents, approvals or waivers. In the event that either party shall fail to obtain any Third Party consent described in the first sentence of this Section 8.3(b), such party shall use its commercially reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to mitigate any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the consummation of the Merger, from the failure to obtain such consent. Notwithstanding the foregoing, neither Parent nor Merger Sub shall be required to, and neither the Company nor any Company Subsidiary will without the written consent of Parent, make any material payment to any Third Party or agree to any limitation on the conduct of its business, in order to obtain any such consent.

          (c) Each of Parent and the Company shall promptly notify the other in writing of any pending or, to the knowledge of Parent or the Company (as the case may be), threatened action, suit, arbitration or other proceeding or investigation by any Governmental Authority or any other Person (i) challenging or seeking damages in connection with the transactions contemplated by this Agreement or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or otherwise limit in any material respect the right of Merger Sub or any affiliate of Merger Sub to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such action or proceeding and shall consider Parent’s views with respect to such action or proceeding and shall not settle any such action or proceeding without the prior written consent of Parent. Notwithstanding the foregoing, the Company shall not be required to provide any notice or information to Parent the provision of which the Company, after consultation with counsel, in good faith determines is reasonably likely to adversely affect the Company’s or any of its Representatives’ attorney client or other privilege with respect to such information; it being acknowledged that the parties shall use their commercially reasonable efforts (which, for the avoidance of doubt, shall not require obtaining the consent, approval or authorization of any Third Party (other than such Representatives) or Governmental Authority) to cause such notice or information to be provided in a manner that does not so adversely affect the Company’s or any such Representative’s attorney client or other privilege.
          (d) If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority challenging the transactions contemplated by this Agreement as violative of any applicable law, each of the Company and Parent shall, and shall cause their respective Representatives to, cooperate and use their commercially reasonable efforts to contest and resist, except insofar as the Company and Parent may otherwise agree, any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the transactions contemplated by this Agreement.
          (e) Notwithstanding anything set forth in this Agreement, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or ESS Delaware prior to the Effective Time of the Merger. Prior to the Effective Time of the Merger, the Company and ESS Delaware shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over their respective business operations.
          (f) Notwithstanding anything set forth in Section 8.3 and any other provision hereof, in connection with the receipt of any necessary governmental approvals or clearances (including under the HSR Act, if any), neither Parent nor the Company shall be required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective Subsidiaries or the conduct of their business in a specified manner.
     Section 8.4 Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective controlled affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior consent of the other party, unless such party determines, after consultation with outside counsel, that it is required by applicable law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the party seeking to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement shall not be required to provide any such review or comment to the other party in connection with any disclosure contemplated by Section 7.2 or Section 7.3, subject to the compliance of such party with the terms and conditions thereof.
     Section 8.5 Directors’ and Officers’ Insurance and Indemnification.
          (a) For a period of six (6) years after the Effective Time of the Merger, Parent and the Surviving Corporation shall honor and fulfill in all respects the obligations of the Company and its Subsidiaries to the fullest extent permissible under applicable provisions of the CCC (i) under the articles of incorporation and bylaws of the Company (and the equivalent organizational documents of all such Company Subsidiaries) in effect on the date hereof and (ii) under any indemnification or other similar agreements (the “Indemnification Agreements”) in effect on the date hereof, as listed in Section 8.5 of the Company Disclosure Schedule, between the Company or any of its Subsidiaries and the current and former directors, officers and other employees of the Company or any Company Subsidiary (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as directors, officers or employees occurring at or prior to the Effective Time of the Merger, including in connection with the approval of this Agreement and the transactions contemplated by this Agreement; provided, however, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.
          (b) The Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification pursuant to Section 8.5(a) pursuant to the procedures set forth, and to the extent provided in the articles of incorporation and bylaws of the Company and the Company Subsidiaries or the Indemnification Agreements as in effect on the date hereof; provided, however, that any Person to whom expenses are advanced undertakes, to the extent required by the articles of incorporation and bylaws of the Company or the CCC, to repay such advanced expenses if it is ultimately determined that such Person is not entitled to indemnification.
          (c) For a period of six (6) years after the Effective Time of the Merger, the articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the articles of incorporation and bylaws of the Company. The Indemnification Agreements with Covered Persons in existence on the date of this Agreement that survive the Merger shall continue in full force and effect in accordance with their terms.

          (d) The Company shall obtain a prepaid policy or prepaid policies at or prior to the Effective Time of the Reincorporation Merger, which policy or policies shall provide the Covered Persons with officers’ and directors’ liability insurance (“D&O Insurance”) coverage of equivalent amount and on no more favorable terms than that provided by the Company’s current D&O Insurance for an aggregate period of at least six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time of the Merger, including in connection with the approval of this Agreement and the transactions contemplated by this Agreement. Parent and the Surviving Corporation shall maintain any such policies in full force and effect for the full policy period thereunder, and continue to honor the Company’s and the Surviving Corporation’s obligations thereunder.
          (e) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 8.5.
          (f) The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 8.5, and this Section 8.5 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.
     Section 8.6 State Takeover Laws. If any “control share acquisition,” “fair price” or other anti-takeover laws or regulations enacted under state or federal laws becomes or is deemed to become applicable to the Company, ESS Delaware, the Reincorporation Merger, the Merger or any of the transaction contemplated by this Agreement, then the Boards of Directors of the Company, Delaware Merger Sub and ESS Delaware shall take all action necessary to render such statute (or the applicable provisions thereof) inapplicable to the foregoing.
     Section 8.7 Section 16. Prior to the Effective Time of the Merger, the Company and ESS Delaware shall, and shall be permitted to, take all such steps as may reasonably be necessary to cause the transactions contemplated by this Agreement, including any dispositions of shares of ESS Delaware Common Stock (including any derivative securities with respect to such shares of ESS Delaware Common Stock) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or ESS Delaware, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     Section 8.8 Obligations of Merger Sub; Contribution to Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreements upon the terms and subject to the conditions set forth herein. Parent shall make available, or cause to be made available, to Merger Sub funding in an amount of at least $10,000,000 prior to the Effective Time of the Merger.

     Section 8.9 Assumption of Benefit Plans; Employee Benefits Matters.
          (a) Concurrently with the Effective Time of the Reincorporation Merger, ESS Delaware shall assume and continue the Company Stock Plans, the Benefit Plans and all other benefit plans of the Company and the Company Subsidiaries, and the Boards of Directors of the Company, Delaware Merger Sub and ESS Delaware shall take such action as is reasonably necessary or appropriate to cause such assumption to occur at the Effective Time of the Reincorporation Merger.
          (b) Except as provided in this Section 8.9(b), Parent and the Surviving Corporation shall have no obligation to continue after the Effective Time of the Merger any plan or arrangement in effect immediately before the Effective Time of the Merger (except as otherwise required by applicable law, including without limitation ERISA and the Code) for current or former employees, officers or directors of the Company, ESS Delaware or any Subsidiary, and shall have the discretion to continue or terminate any of such programs, or to merge any of them into plans or arrangements in effect for other employees of Parent or the Surviving Corporation; provided, however, that Parent and the Surviving Corporation shall, for a period of at least one year following the Effective Time of the Merger, provide substantially comparable plans or arrangements in effect immediately before the Effective Time of the Merger for current or former employees, officers or directors of ESS Delaware or any Subsidiary in a manner determined in the discretion of Parent. To the extent legally permitted, employees of ESS Delaware or any Subsidiary shall receive credit for purposes of eligibility to participate and vesting under any employee pension benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its Subsidiaries and for the purpose of eligibility and determining the amount of any benefit with respect to any employee welfare benefit plan, program or arrangement established or maintained by the Surviving Corporation for service accrued or deemed accrued prior to the Effective Time of the Merger with ESS Delaware or any Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Parent shall also cause the Surviving Corporation to perform the ESS Delaware’s obligations under the change in control and other agreements specifically set forth in Section 8.9 of the Company Disclosure Schedule between ESS Delaware, as the successor to the Company, and certain of its officers and employees unless any such officer or employee agrees otherwise.
     Section 8.10 Termination of 401(k) Plan. Unless Parent directs the ESS Delaware otherwise in writing no later than five (5) business days prior to the Effective Time of the Merger, the Board of Directors of ESS Delaware shall adopt resolutions terminating, effective as of and contingent upon the Effective Time of the Merger, any Benefit Plan assumed by ESS Delaware which is intended to meet the requirements of section 401(k) of the Code (each such Benefit Plan, a “401(k) Plan”). At the Closing, ESS Delaware shall provide Parent with (i) executed resolutions of the Board of Directors of ESS Delaware authorizing such termination and (ii) an executed copy of any necessary amendment to each such 401(k) Plan in a form reasonably satisfactory to Parent that is intended to assure compliance with all applicable requirements of the Code and the regulations thereunder.
     Section 8.11 Treatment of Employee Stock Purchase Plan. The Company shall take all actions that may be reasonably necessary to: (i) cause any outstanding offering period under the ESPP to be terminated as of the last business day prior to the Reincorporation Closing Date (the last business day prior to the Reincorporation Closing Date being referred to as the “Designated

Date”); (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period, but otherwise treat such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP; (iii) cause the exercise as of the Designated Date of each outstanding Purchase Right under the ESPP; and (iv) provide that no further offering period or purchase period shall commence under the ESPP after the Designated Date; provided, however, that the actions described in clauses “(i)” through “(iv)” of this Section 8.11 shall be conditioned upon the consummation of the Reincorporation Merger. On the Designated Date, the Company shall apply the funds credited as of such date under the ESPP within each participant’s payroll withholding account to the purchase of whole shares of Common Stock in accordance with the terms of the ESPP. The Company shall terminate the ESPP at or prior to the Effective Time of the Reincorporation Merger in compliance with the terms of the ESPP.
     Section 8.12 Approval of the Merger. Subject to the occurrence of the Reincorporation Merger, on the Reincorporation Closing Date immediately following the Effective Time of the Reincorporation Merger, the Board of Directors of ESS Delaware shall make the ESS Delaware Recommendation. Immediately thereafter, ESS Delaware shall, and shall cause the authorized officers of the Company named in proxies to act by written consent and/or powers of attorney from holders of Company Common Stock (“Consent Proxies”) and received by the Company prior to the Effective Time of the Reincorporation Merger to, give a written consent with respect to the shares of ESS Delaware Common Stock that are the subject of such Consent Proxies (and that are held by the grantors of such Consent Proxies at the time of delivery of such written consent) giving the ESS Delaware Stockholder Approval in accordance with applicable law, and shall immediately thereafter deliver such written consent to an officer or agent of ESS Delaware having custody of the book in which proceedings of meetings of stockholders are recorded.
     Section 8.13 Assumption of Registration Statements. The Company, Delaware Merger Sub and ESS Delaware shall take such steps as may reasonably be necessary or appropriate, if any, to cause ESS Delaware to, at the Effective Time of the Reincorporation Merger, assume or otherwise become the successor issuer under any and all registration statements of the Company filed with the SEC that are in effect at the Effective Time of the Reincorporation Merger.
     Section 8.14 Maintenance of NASDAQ Listing. The Company shall use its commercially reasonable efforts to cause the shares of ESS Delaware Common Stock to be issued in the Reincorporation Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Reincorporation Closing Date.
     Section 8.15 Resignation of Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Reincorporation Closing the resignation of each of Alfred Stein and Peter Mok as a member of the Board of Directors of the Company and of any of its Subsidiaries on which he sits (including Delaware Merger Sub), and from any Committees of such Boards of Directors on which he sits, effective immediately prior to the Effective Time of the Reincorporation Merger.

ARTICLE IX
CONDITIONS TO THE REINCORPORATION MERGER
     Section 9.1 Conditions to the Reincorporation Merger. The occurrence of the Reincorporation Closing shall be subject to the satisfaction, or waiver by each of Parent, the Company and Delaware Merger Sub, at or prior to the Effective Time of the Reincorporation Merger of the following conditions:
          (a) the Company Shareholder Approval shall have been obtained in accordance with applicable law;
          (b) all filing and waiting periods applicable (including any extensions thereof) to the consummation of the Merger under the HSR Act, if any, shall have expired or been terminated;
          (c) no statute, rule or regulation shall have been enacted or promulgated by any Governmental Authority which prohibits the consummation of the Reincorporation Merger or the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Reincorporation Merger or the Merger;
          (d) all actions by or in respect of, or filings with, any Governmental Authority, required to permit the consummation of the Reincorporation Merger and the Merger shall have been taken, made or obtained; and
          (e) as of the Reincorporation Closing Date, the Company shall have received Consent Proxies given to one or more of its authorized officers from a sufficient number of holders of Company Common Stock to allow any such officer or officers, following the Reincorporation Closing, to act on behalf of the holders of ESS Delaware Common Stock immediately after such Reincorporation Merger and give the ESS Delaware Stockholder Approval by written consent in accordance with applicable law.
     Section 9.2 Additional Conditions For the Benefit of Parent. The occurrence of the Reincorporation Closing shall also be subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the Reincorporation Merger of the following conditions:
          (a) the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and the Reincorporation Closing Date as if made at and as of the Agreement Date or the Reincorporation Closing Date, as applicable, (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except for such failures to be true and correct which would not have, individually or in the aggregate, or would not reasonably be expected to have, a Company Material Adverse Effect (it being understood that, for the purposes of determining the effect of such failures, all Company Material Adverse Effect and materiality qualifiers contained in such representations and warranties shall be disregarded); provided, however, the representations and warranties contained in Sections 5.1(b), 5.2(a) 5.3 and 5.21 shall be true and correct in all material respects;

          (b) the Company shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by the Company on or prior to the Reincorporation Closing Date;
          (c) the Company shall have delivered to Parent a certificate, dated as of the Reincorporation Closing Date, signed by the Chief Executive Officer of the Company, to the effect that each of the conditions set forth in Section 9.2(a) and 9.2(b) is satisfied in all respects;
          (d) since the date of this Agreement, there shall not have occurred any event, change, occurrence or development that, individually or in the aggregate, has a Company Material Adverse Effect; and
          (e) Parent and Merger Sub shall have received from the Company audited consolidated financial statements of the Company as of and for the year ended December 31, 2007, audited by PricewaterhouseCoopers LLP and prepared in accordance with GAAP, setting forth the assumptions and accounting policies related thereto. PricewaterhouseCoopers LLP shall have issued a customary audit opinion with respect to such financial statements, and the Company shall have not have received any notice from PricewaterhouseCoopers LLP that such opinion and related financial statements may no longer be relied upon.
     Section 9.3 Additional Conditions to Obligations of the Company and Delaware Merger Sub. In addition, the occurrence of the Reincorporation Closing shall be subject to the satisfaction, or waiver by both the Company and Delaware Merger Sub, at or prior to the Effective Time of the Reincorporation Merger of each of the following conditions:
          (a) the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and the Reincorporation Closing Date as if made at and as of the date of this Agreement or the Reincorporation Closing Date, as applicable, (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except for such failures to be true and correct which do not, individually or in the aggregate, have a Parent Material Adverse Effect (it being understood that, for the purposes of determining the effect of such failures, all Parent Material Adverse Effect and materiality qualifiers contained in such representations and warranties shall be disregarded); and
          (b) Parent and Merger Sub shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by Parent or Merger Sub, as applicable, on or prior to the Reincorporation Closing Date; and
          (c) Parent and Merger Sub shall have delivered to the Company a certificate, dated as of the Reincorporation Closing Date, signed by any authorized officer of each of Parent and Merger Sub, to the effect that each of the conditions set forth in Section 9.3(a) and 9.3(b) is satisfied in all respects.
     Section 9.4 Frustration of Reincorporation Closing Conditions. None of the Company, Delaware Merger Sub, Parent or Merger Sub may rely on the failure of any condition set forth in Article IX to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement or use its commercially reasonable efforts to consummate and make effective the transactions contemplated by this Agreement.
ARTICLE X
CONDITIONS TO THE MERGER
     Section 10.1 Conditions to the Merger. The Closing shall be subject to the satisfaction, or waiver by both Parent and ESS Delaware, at or prior to the Effective Time of the Merger of the following conditions:
          (a) the Reincorporation Closing shall have occurred;
          (b) the ESS Delaware Stockholder Approval shall have been obtained in accordance with applicable law; and
          (c) no statute, rule or regulation shall have been enacted or promulgated by any Governmental Authority which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger.
     Section 10.2 Frustration of Closing Conditions. None of ESS Delaware, Parent or Merger Sub may rely on the failure of any condition set forth in Article X to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement or use its commercially reasonable efforts to consummate and make effective the transactions contemplated by this Agreement.
ARTICLE XI
TERMINATION
     Section 11.1 Termination. This Agreement may be terminated, and the Reincorporation Merger and the Merger may be abandoned, at any time prior to the Effective Time of the Reincorporation Merger, by action taken or authorized by the Board of Directors of the terminating party, whether before or after the Company Shareholder Approval:
          (a) by mutual written consent of Parent and the Company;
          (b) by either Parent or the Company:
               (i) if (i) the Company Shareholder Approval is not obtained at the Company Shareholders’ Meeting or any adjournment or postponement thereof at which approval of the principal terms of the Reincorporation Merger and the other transactions contemplated by this Agreement is voted upon or (ii) the Company Shareholder Approval is obtained at the Company Shareholders’ Meeting or any such adjournment or postponement thereof, but the Company shall not receive Consent Proxies given to one or more of its authorized officers from a sufficient number of holders of Company Common Stock to allow any such officer or officers, following the Reincorporation Closing, to act on behalf of the holders of ESS Delaware Common Stock immediately after such Reincorporation Merger and give the ESS Delaware Stockholder Approval by written consent in accordance with applicable law;
               (ii) if the Reincorporation Merger shall not have been consummated by the date that is six (6) months from the date hereof (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b)(ii) shall not be available to any party if any action of such party (including, in the case of Parent, Merger Sub and in the case of the Company, Delaware Merger Sub) or the failure by any party (including, in the case of Parent, Merger Sub and in the case of the Company, Delaware Merger Sub) to perform any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Reincorporation Merger and the other transactions contemplated by this Agreement to be consummated on or before the Outside Date; or
               (iii) if a Governmental Authority shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Reincorporation Merger or the Merger, which order, decree or ruling is final and nonappealable.
          (c) by the Company:
               (i) if (A) Parent or Merger Sub shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 9.3(b) would not be satisfied or (B) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 9.3(a) would not be satisfied, and, in the case of clause (A) or clause (B), such breach is incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (x) the Outside Date and (y) thirty (30) business days after Parent or Merger Sub receives written notice of such breach from the Company; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.1(c)(i) if the Company or Delaware Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement; or
               (ii) if, prior to the obtaining of the Company Shareholder Approval, (A) the Board of Directors of the Company has received a Superior Proposal, (B) the Board of Directors of the Company has determined in good faith (after consultation with its outside legal counsel) that the failure to accept such Superior Proposal is reasonably likely to be inconsistent with the fiduciary duties of the members of the Board of Directors of the Company to the shareholders of the Company under applicable law, (C) the Company has complied in all material respects with Section 7.3 and (D) the Company pays the Company Termination Fee to Parent in accordance with Section 11.4; or
          (d) by Parent:

               (i) if (A) the Company or Delaware Merger Sub shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company or Delaware Merger Sub such that the closing condition set forth in Section 9.2(b) would not be satisfied or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 9.2(a) would not be satisfied, and, in the case of clause (A) or clause (B), such breach is incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (x) the Outside Date and (y) thirty (30) business days after the Company receives written notice of such breach from Parent; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 11.1(d)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement; or
               (ii) if, prior to the obtaining of the Company Shareholder Approval, (A) a Company Adverse Recommendation Change shall have occurred, (B) the Company has failed to include the Company Recommendation or the ESS Delaware Recommendation in the Proxy Statement or (C) the Board of Directors of the Company approves, recommends or adopts, or publicly proposes to approve, recommend or adopt, a Takeover Proposal or approves or recommends that holders of Common Stock tender their shares of Common Stock in any tender offer or exchange offer that is a Takeover Proposal.
     Section 11.2 Effect of Termination. Except as otherwise set forth in this Section 11.2, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or Delaware Merger Sub hereunder; provided, however, that the provisions of this Section 11.2, Sections 8.2(b), 11.3, 11.4 and Article XII shall remain in full force and effect and survive any termination of this Agreement. In no event shall any party be liable for punitive damages.
     Section 11.3 Fees and Expenses. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated by this Agreement shall be paid by the party incurring, or required to incur, such expenses, whether or not the Reincorporation Merger or the Merger is consummated.
     Section 11.4 Company Termination Fee.
          (a) If this Agreement is terminated by the Company pursuant to Section 11.1(c)(ii), or by Parent pursuant to Section 11.1(d) but only in a case where the Company has breached its obligations and covenants in Section 7.3 by affirmatively soliciting a Takeover Proposal, then the Company shall pay to Parent (or as directed by Parent), by wire transfer of same day funds, $1,981,000 plus reimbursement of Parent’s and its affiliates’ reasonable expenses incurred in connection with the transactions contemplated by this Agreement up to, but not in excess of, $500,000 (collectively, the “Company Termination Fee”), as promptly as practicable (and, in any event, within two (2) business days following such termination). If this Agreement is terminated by either the Company or Parent pursuant to Section 11.1(b)(i) or by Parent pursuant to Section 11.1(d)(ii), then, in the event that, (a) at any time after the date of this

Agreement and prior to the occurrence of the action or event that gave rise to Parent’s right to terminate pursuant to Section 11.1(b)(i) or Section 11.1(d)(ii), as applicable, any Third Party shall have publicly made, proposed, communicated or disclosed an intention to make a bona fide Takeover Proposal, which bona fide Takeover Proposal was not retracted or rescinded prior to the occurrence of the action or event that gave rise to Parent’s right to terminate pursuant to Section 11.1(b)(i) or Section 11.1(d)(ii), as applicable, and (b) within nine (9) months of the termination of this Agreement, the Company enters into a definitive agreement with any Third Party with respect to a Takeover Proposal or any Takeover Proposal is consummated by such Third Party, then the Company shall pay, or cause to be paid, to Parent, by wire transfer of same day funds, the Company Termination Fee, such payment to be made upon the consummation of such Takeover Proposal. For purposes of this Section 11.4(a), each reference in the definition of Takeover Proposal to “20 percent (20%)” will be deemed to be references to “50 percent (50%).”
          (b) If paid, the Company Termination Fee shall be the sole and exclusive remedy of Parent, Merger Sub and their affiliates against the Company, any Company Subsidiary and any Company Representative for any loss or damage suffered as a result of the breach of any representation, warranty or covenant contained in this Agreement by the Company, any Company Subsidiary or any Company Representative and the failure of the Reincorporation Merger or the Merger to be consummated and, upon payment of the Company Termination Fee in accordance with Section 11.4(a), none of the Company, any Company Subsidiary or any Company Representative shall have further liability or obligation to Parent, Merger Sub or any other Person relating to or arising out of this Agreement or the transactions contemplated by this Agreement. For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Company Termination Fee on more than one occasion.
          (c) The Company acknowledges that the agreements contained in this Section 11.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. If the Company fails to pay the Company Termination Fee when due, and, in order to obtain such payment Parent commences a suit which results in a judgment against the Company for all or any portion of the Company Termination Fee, the Company shall pay to Parent its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with such suit.
ARTICLE XII
MISCELLANEOUS
     Section 12.1 Amendment and Modification; Waiver.
          (a) Subject to applicable law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of shareholders of the Company contemplated hereby, by written agreement of the parties hereto; provided, however, that after the approval of the principal terms of the Reincorporation Merger and the Merger (and the other transactions contemplated by this Agreement) by the shareholders of the Company and the stockholders of ESS Delaware, respectively, no amendment shall be made which by law requires further approval by such shareholders or stockholders, respectively, without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
          (b) At any time prior to the Effective Time of the Merger, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.
     Section 12.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time of the Merger. This Section 12.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.
     Section 12.3 Notices. Any notices or other communications required or permitted under, or otherwise made in connection with this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but, in the case of electronic mail, only if followed by transmittal by national overnight courier or hand for delivery on the next business day), (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next business day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

(a)	if to Parent or Merger Sub, to:

Imperium Partners Group, LLC
153 East 53rd Street, 29th Floor
New York, New York 10022
Attention: John Michaelson
Maurice Hryshko
Facsimile: (212) 433-1361

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
2475 Hanover Street
Palo Alto, California 94304
Attention: Lior O. Nuchi
Facsimile: (650) 233-4545

(b)	if to the Company, Delaware Merger Sub or ESS Delware, to:

ESS Technology, Inc.
48401 Fremont Boulevard
Fremont, California 94538
Attention: Robert L. Blair
Facsimile: (510) 492-1098

with copies to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Attention: Christopher L. Kaufman
Jamie K. Leigh
Joshua M. Dubofsky
Facsimile: (650) 463-2600

and

Orrick, Herrington & Sutcliffe LLP
1020 Marsh Road
Menlo Park, California 94025
Attention: Peter Cohn
Lowell Ness
Facsimile: (650) 463-7401
     Section 12.4 Certain Definitions. For the purposes of this Agreement, the term:
          “business day” means any day, other than Saturday, Sunday or a legal holiday under the laws of the States of New York or California.
          “Common Stock” means the common stock of the Company, no par value.
          “Company IP” means Owned Company IP and Licensed Company IP.
          “Company Material Adverse Effect” shall mean any event, change, occurrence or development that has a material adverse effect on the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole; provided, that in no event shall any of the following events, changes, or occurrences alone or in combination (or the effects or consequences thereof) constitute a “Company Material Adverse Effect” or be considered in determining whether a “Company Material Adverse Effect” has occurred or is likely or expected to occur: (i) conditions (or changes therein) in any industry or industries in which the Company operates to the extent that such conditions do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other companies of comparable size to the Company operating in such industry or industries, (ii) general economic conditions (or changes therein) in the United States, in any country in which the Company or any of the Company Subsidiaries conducts business or in the global economy as a whole, (iii) any generally applicable change in law, rule or regulation or GAAP or interpretation of any of the foregoing to the extent that such conditions do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other companies of comparable size to the Company operating in such industry or industries, (iv) conditions arising out of acts of terrorism, war, weather conditions or other force majeure events, (v) the public announcement or pendency of this Agreement or any of the transactions contemplated by this Agreement, including the impact thereof on the relationships of the Company or the Company Subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors or other Third Parties with whom the Company or any Company Subsidiary has any relationship, (vi) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), and (vii) any failure by the Company to meet any published analyst estimates or expectations, in and of itself, or any failure by the Company to meet its internal projections or forecasts, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account) and (viii) any legal proceedings made or brought by any of the current or former shareholders of the Company (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated by this Agreement.
          “Company Products” means products distributed and services performed by the Company or its Subsidiaries.
          “Company Property” means any real property and improvements, now or heretofore, owned, used, leased or operated by the Company or any of the Company Subsidiaries or their respective predecessors.
          “Company Registered IP” means all Intellectual Property owned by the Company or any Company Subsidiary that is registered, filed, or issued under the authority of any Governmental Authority, including all Patents, registered Copyrights, registered Trademarks, domain names and URLs, and all applications for any of the foregoing.
          “Company Shares” means the shares of Common Stock issued and outstanding as of the Effective Time of the Reincorporation Merger.
          “Company Stock Plans” mean collectively the Company’s 1995 Equity Incentive Plan, 1995 Directors Stock Option Plan, 1997 Equity Incentive Plan, 2002 Non-executive Stock Option Plan, and Platform Technologies, Inc. 1995 Stock Option Plan.
          “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law or any permit issued under any such Environmental Law, including, without limitation, (A) any and all Environmental Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (B) any and all Environmental Claims by any Third Party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury to the environment or as a result of exposure to Hazardous Materials.
          “Environmental Law” means any federal, state, foreign or local statute, law, rule, regulation, ordinance, code or rule of common law and any judicial or administrative interpretation thereof binding on the Company or its operations or property as of the date hereof and Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the environment, Hazardous Materials, worker safety or exposure of any Person to Hazardous Materials including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. sec. 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. sec. 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. sec. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq.; the Clean Air Act, 42 U.S.C. sec. 7401 et seq.; Oil Pollution Act of 1990, 33 U.S.C. sec. 2701 et seq.; the Safe Drinking Water Act, 42 U.S.C. sec. 300f et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. sec. 1801 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. sec. 651 et seq., and all similar or analogous foreign, state, regional or local statutes, secondary and subordinate legislation, and directives, and the rules and regulations promulgated thereunder.
          “Equity Interests” means, with respect to any Person, options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any shareholder rights plan, relating to the issued or unissued capital stock of the Person or any of its Subsidiaries, as applicable, obligating the Person or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Person or any of its Subsidiaries, as applicable, or securities convertible into or exchangeable for such shares or equity interests, or obligating the Person or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment.
          “ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.
          “ESS Delaware Common Stock” means the common stock of ESS Delaware, par value $0.0001 per share.
          “ESS Delaware Shares” means the shares of ESS Delaware Common Stock issued and outstanding as of the Effective Time of the Merger, including the Exception Shares.
          “Exception Shares” means all shares of Common Stock to be cancelled in accordance with Section 4.1(c) and all Dissenting Shares.
          “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal).
          “HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Hazardous Materials” means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (B) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any applicable Environmental Law.
          “Intellectual Property” shall mean any or all of the following: (i) inventions (whether patentable or not), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (ii) business, technical and know-how information, non-public information, and confidential information, including databases and data collections; (iii) works of authorship (including computer programs, source code, object code, whether embodied in software, firmware or otherwise), architecture, documentation, files, records, schematics, verilog files, netlists, emulation and simulation reports, test vectors and hardware development tools; (iv) URLs and domain names; and (v) any similar or equivalent property of any of the foregoing (as applicable).
          “Intellectual Property Rights” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (iii) industrial designs and any registrations and applications therefor; (iv) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (“Trademarks”); (v) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law) (“Trade Secrets”); and (vi) any similar or equivalent rights to any of the foregoing (as applicable).
          “knowledge” will be deemed to be the actual knowledge of any executive officer or director of Parent, Merger Sub or the Company, as the case may be.
          “Licensed Company IP” means all Intellectual Property and Intellectual Property Rights that are licensed to the Company or any of its Subsidiaries by third parties and material to the conduct of the business of the Company.
          “Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right,

community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
          “NASDAQ” means the NASDAQ Global Market.
          “Owned Company IP” means shall mean all Intellectual Property and Intellectual Property Rights that are owned by the Company or any of its Subsidiaries and material to the conduct of the business of the Company.
          “Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity or organization.
          “Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying or seeping into or upon any land or water or air, or otherwise entering into the environment.
          “Representative” means, with respect to any Person, any of such Person’s directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives.
          “Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereby.
          “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereby.
          “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
          “Superior Proposal” shall mean a bona fide Takeover Proposal (for this purpose, substituting “50 percent (50%)” for each reference to “20 percent (20%)” in the definition of Takeover Proposal) which the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and financial advisors) (a) is reasonably likely to be consummated and (b) if consummated, would result in a transaction more favorable to the holders of Common Stock than the transactions contemplated by this Agreement, in each case with respect to clauses (a) and (b), taking into account such factors as the Board of Directors of the Company deems appropriate, including the Third Party making such Takeover Proposal and the legal, financial, regulatory, fiduciary and other aspects of this Agreement and such Takeover Proposal, including any conditions relating to financing, regulatory approvals or other events or circumstances (and, for the avoidance of doubt, a Superior Proposal may be a transaction where the consideration per share to be received by the holders of Common Stock is comprised of cash and/or other property or securities).

          “Takeover Proposal” shall mean any inquiry, proposal or offer from any Third Party relating to, in a single transaction or series of related transactions, (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving a direct or indirect acquisition of the Company (or any Company Subsidiary whose business constitutes 20 percent (20%) or more of the net revenues, net income or assets (based on fair market value) of the Company and the Company Subsidiaries, taken as a whole) or (b) the acquisition (including by way of tender or exchange offer) in any manner, directly or indirectly, of over 20 percent (20%) of (i) the Common Stock or (ii) the consolidated total assets (based on fair market value) of the Company and the Company Subsidiaries, in each case other than the Reincorporation Merger or the Merger.
          “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
          “Tax Claim” means any audit, investigation, litigation or other proceeding conducted by or with any Governmental Authority with respect to Taxes.
          “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes.
          “Third Party” shall mean any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) other than the Company, the Company Subsidiaries, the Parent and its affiliates.
     Section 12.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
401(k) Plan	8.10
Agreement	Introduction
Balance Sheet Date	5.8(a)
Benefit Plans	5.11(a)
CCC	Recitals
Certificate	4.2(b)
Closing	3.3
Closing Date	3.3
Code	4.2(e)
Company	Introduction
Company Agreement	5.5
Company Adverse Recommendation Change	7.3(b)
Company Collective Bargaining Agreement	5.16(b)
Company Disclosure Schedule	Article V

Term	Section
Company Financial Advisors	5.21
Company IP Agreements	5.15(b)
Company Material Contract	5.13(a)
Company Options	2.2
Company Permits	5.17(b)
Company Recommendation	5.3
Company Representative	7.3(a)
Company SEC Documents	5.6(a)
Company Shareholder Approval	5.3
Company Shareholders’ Meeting	7.2(e)
Company Source Code	5.15(k)
Company Subsidiary	5.1(a)
Company Termination Fee	11.4(a)
Confidentiality Agreement	7.3(a)
Covered Persons	8.5(a)
Delaware Merger Sub	Introduction
DGCL	Recitals
D&O Insurance	8.5(d)
Designated Date	8.11
Dissenting Shares	4.3(a)
Dissenting Stockholder	4.3(a)
Effective Time of the Merger	3.4
Effective Time of the Reincorporation Merger	1.4
ESPP	2.3
ESS Delaware	Recitals
ESS Delaware Options	2.2
ESS Delaware Recommendation	5.3(c)
ESS Delaware Stockholder Approval	5.3
Financial Statements	5.6(b)
GAAP	5.6(b)
Grant Date	5.2(c)
Guarantee	6.7)
Guarantor	6.7
Indemnification Agreements	8.5(a)
Merger	Recitals
Merger Consideration	4.1(a)
Merger Sub	Introduction
Option Consideration	4.4(a)
Outside Date	11.1(b)(ii)
Parent	Introduction
Parent Material Adverse Effect	6.1
Paying Agent	6.2(a)
Permitted Liens	5.14(e)
Preferred Stock	5.2(a)
Proxy Statement	7.2(a)
Purchase Right	2.3

Term	Section
Registration Statement	7.2(a)
Reincorporation Closing	1.3
Reincorporation Closing Date	1.3
Reincorporation Merger	Recitals
SEC	Article V
Solvent	6.7
Surviving Corporation	3.1
Third Party Representative	7.3(a)
Voting Debt	5.2(a)
     Section 12.6 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. All references to this Agreement shall be deemed to include references to the “agreement of merger” contained herein (as such term is used in the CCC). The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.
     Section 12.7 Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.
     Section 12.8 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Company Disclosure Schedule) and the Confidentiality Agreement:
          (a) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be amended so that until the termination of this Agreement in accordance with Section 11.1 hereof, Parent and Merger Sub shall be permitted to take the action contemplated by this Agreement, including the making of any proposals as contemplated by Section 7.3) and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof, and
          (b) except as provided in Section 8.5, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     Section 12.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Reincorporation Merger and the Merger is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Reincorporation Merger and the Merger are fulfilled to the extent possible.
     Section 12.10 Governing Law; Jurisdiction.
          (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other state, except to the extent that mandatory principles of law require the application of the laws of the State of California.
          (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware, or, if no such state court has proper jurisdiction, any Federal court of the United States of America sitting in the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, if no such state court has proper jurisdiction, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State court or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State court or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 12.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. Each party hereto agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated by this Agreement in any jurisdiction or courts other than as provided herein.
     Section 12.11 Assignment.
          (a) This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) to Parent and one or more direct or indirect wholly owned Subsidiaries of Parent or (iii) to one or more direct or indirect wholly owned Subsidiaries of Parent. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Notwithstanding anything to the contrary contained herein, Parent, Merger Sub and their affiliates shall have the right to collaterally assign in whole or in part this Agreement and any ancillary agreements or documents related to the transactions contemplated by this Agreement and any of their respective rights thereunder as security to one or more lenders or purchasers of debt securities who, in each case, are being granted a collateral interest in this Agreement or any ancillary agreements or documents related to the transactions contemplated by this Agreement.
          (b) Notwithstanding the foregoing, at the Effective Time of the Reincorporation Merger, ESS Delaware shall, by operation of law, succeed to all of the rights and obligations of each of the Company and Delaware Merger Sub hereunder, without any further action by any party to this Agreement and for all purposes hereunder shall be a party hereto.
     Section 12.12 Enforcement; Remedies. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled seek an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
[Signature Page Follows]

          IN WITNESS WHEREOF, Parent, Merger Sub, the Company and Delaware Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SEMICONDUCTOR HOLDING CORPORATION
By	/s/ John C. Michaelson
	Name:	John C. Michaelson
	Title:	President

ECHO MERGERCO, INC.
By	/s/ John C. Michaelson
	Name:	John C. Michaelson
	Title:	President

ESS TECHNOLOGY, INC.
By	/s/ Robert L. Blair
	Name:	Robert L. Blair
	Title:	President and Chief Executive Officer

ECHO TECHNOLOGY (DELAWARE), INC.
By	/s/ Robert L. Blair
	Name:	Robert L. Blair
	Title:	President and Chief Executive Officer